                                                Pursuant to Rule 424(b)(3)
                                                Registration No. 333-05306-D


                   [LOGO OF NATIONAL SECURITIES CORPORATION]

                        MINIMUM OFFERING OF 500,000 AND
             MAXIMUM OFFERING OF 1,125,000 SHARES OF COMMON STOCK

                                ---------------

  This Prospectus relates to the offering (the "Offering") of shares (the "Shares") of common stock, $0.001 par value per share ("Common Stock"), by Osmotics Corporation (the "Company"). All of the Shares offered hereby are being sold by the Company.

  This Offering is on a minimum basis (the "Minimum Offering") of 500,000 Shares (the "Minimum Shares") and a maximum basis (the "Maximum Offering") of 1,125,000 Shares (the "Maximum Shares"). The Minimum Shares are being offered on a "best efforts, all or none" basis and the remaining Shares are being offered on a "best efforts" basis.

  All funds received from subscribers for the Shares will be held in an escrow account for the benefit of the subscribers by Continental Stock Transfer & Trust Company (the "Escrow Agent") until an initial closing (a "Closing") of the Minimum Offering or earlier termination of the Offering. The Offering will expire on the earlier to occur of (i) 60 days from the date of this Prospectus, (ii) termination of this Offering by the Company at any time 30 days following the effective date of the Registration Statement of which this Prospectus forms a part or at any time upon 2 days notice to National Securities Corporation ("National" or the "Placement Agent") after the Closing of the Minimum Offering and (iii) the sale of all of the Shares offered hereby, unless the Company and National agree to extend the Offering for an additional 30-day period (the "Termination Date"). If the subscriptions for the Minimum Offering are not received by the Termination Date, the Offering will terminate and all funds will be returned promptly by the Escrow Agent without interest and without any deduction therefrom. Pending each closing, subscriptions to be accepted at such closing may be revoked, provided that written notice of revocation is sent by certified or registered mail, return receipt requested, and is received by the Company or the Placement Agent, as applicable, at least two (2) business days before such closing. Refunds shall then be promptly made without interest and without deduction. The Shares will be delivered promptly to subscribers after each respective closing.

  Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. See "Plan of Distribution" for a description of the factors considered in determining the initial public offering price. The Company anticipates that the Common Stock will be quoted on the OTC Electronic Bulletin Board under the symbol "OSMO".
                                ---------------

  THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
   AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON
                       PAGE 8 AND "DILUTION" ON PAGE 22.

                                ---------------

 THESE  SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE  SECURITIES
  AND  EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===============================================================================================================
                                             PRICE TO PUBLIC  UNDERWRITING COMMISSION(1) PROCEEDS TO COMPANY(2)
---------------------------------------------------------------------------------------------------------------
Per Share.................................        $6.00                 $0.60                    $5.40
---------------------------------------------------------------------------------------------------------------
Total Minimum.............................     $3,000,000              $300,000                $2,700,000
Total Maximum.............................     $6,750,000              $675,000                $6,075,000
===============================================================================================================

(1) Excludes (i) additional compensation payable to the Placement Agent in the form of a non-accountable expense allowance equal to 1.8% of the gross proceeds of this Offering, and (ii) the value of five-year warrants (the "Placement Agent's Warrants") to purchase up to an aggregate of 112,500 shares of Common Stock, at an exercise price of $9.90 per share, that will be sold to the Placement Agent at a nominal price. The Placement Agent will be issued one Placement Agent's Warrant for every 10 Shares sold in this Offering. In addition, see "Plan of Distribution" for information concerning indemnification and contribution arrangements with the Placement Agent and other compensation payable to the Placement Agent.

(2) Before deducting estimated expenses of $860,000 payable by the Company, excluding the non-accountable expense allowance payable to the Placement Agent.

                                ---------------

  The Shares are being offered exclusively through the Placement Agent, on a "best efforts" basis, and on an "all or none" basis as to the Minimum Offering. The Placement Agent reserves the right to reject any order in whole or in part and to withdraw, cancel or modify this Offering without notice.

                        NATIONAL SECURITIES CORPORATION

                  THE DATE OF THIS PROSPECTUS IS JUNE 5, 1997

               [PICTURE OF ANTIOXIDANT SKIN CARE DERM PRODUCT]

Antioxidant Skin Care Derms transdermal cosmetic patches that deliver the antioxidant Vitamin C to the skin to help reduce the appearance of fine lines and wrinkles.

[OSMOTICS LOGO]

Other products sold under the Osmotics label include skin cleansers, hydrating facial mists, facial moisturizers and alpha hydroxy acid products.

                     [PICTURE OF OTHER COMPANY PRODUCTS]

  IN CONNECTION WITH THIS OFFERING, THE PLACEMENT AGENT MAY EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OTC ELECTRONIC BULLETIN BOARD OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The Shares offered hereby involve a high degree of risk. See "Risk Factors." Except where otherwise indicated, all share and per share data in this Prospectus (including data with respect to options and warrants to purchase shares of Common Stock) have been adjusted to reflect the reincorporation of the Company from Colorado to Delaware pursuant to a merger at an effective exchange ratio of one share of Common Stock of the Delaware corporation for each 2.2 shares of common stock of the Colorado corporation and associated changes in the Company's charter documents, to be effected before the closing of this Offering. See "Description of Capital Stock." Solely for the purpose of calculations in this Prospectus, the number of Shares assumed to be offered for the Minimum Offering and the Maximum Offering is 500,000 and 1,125,000 shares of Common Stock, respectively.

                                  THE COMPANY

  Osmotics Corporation ("Osmotics" or the "Company") develops and markets cosmetic skin care products. The Company's current principal products are based on technology combining the Company's transdermal cosmetic delivery skin patches ("Patches") with a special formulation of ascorbic acid (vitamin C), an antioxidant. The products, which currently include the Osmotics label Antioxidant Skin Care Derms, the Spa-Sante Systeme C label Patch and The Wrinkle Patch, are intended to reduce the appearance of fine facial lines and wrinkles. The Patches are placed on targeted wrinkles on a person's face to saturate the skin with the antioxidant. Antioxidants contained in certain current skin care lotions, creams or oils are exposed to the atmosphere and lose their antioxidant effectiveness, if not absorbed into the skin within a relatively short time after application, estimated by the Company to be approximately 40 minutes. In contrast, the Company's vitamin C formulation is protected by the Patch from the atmosphere and, therefore, can be absorbed over the recommended 10 hour period of treatment. Further, Patches maintain the purity of the vitamin C formulation and deliver the formulation to specific problem areas of the skin. Drug and Cosmetic Industry Magazine honored the Antioxidant Skin Care Derms in its December 1995 issue in the cosmetic skin care treatment packaging category. The Company has filed a U. S. patent application relating to certain aspects of its Patches.

  One industry source has estimated that revenues in the United States skin care products market were approximately $5.12 billion in 1994, representing approximately 24.6% of total revenues in the United States personal care products market. The same source projected that revenues in the United States skin care products market would be approximately $6.46 billion in 1997 and approximately $9.31 billion in 2001, representing a compound annual growth rate from 1994 to 2001 of 8.9%. The Company believes that a portion of the estimated future growth in revenues will come from the sale of skin care products containing vitamin ingredients, such as the Company's vitamin C formulation. The Company believes that the reasons for this continued growth of sales in the skin care products market include fundamental changes now taking place in demographic (aging population) and environmental factors, which are stimulating the need for innovative, more effective skin care products. The U.S. Bureau of Census has estimated that between 1993 and 2020, the number of individuals age 45 and over in the United States will increase by 59%, while those under age 45 in the United States will increase by only 7%. Further, the first of the approximately 76 million "baby boomers" in the United States who were born between 1946 and 1960 turned 50 in 1996. The Company believes that the need for new skin care products will increase as the population ages because concern with the effects of aging on the skin increases with age.

  The Company's objectives are to be the leader in the marketing of skin care products that deliver antioxidants by means of skin patches, to remain the leader in that market segment and to expand its product line of other skin care products and compete in the cosmeceuticals market. The Company currently markets cleansers, moisturizers, alpha hydroxy acid and lipsticks in the upscale market under the Osmotics label product line, and skin creams and hydrating moisture sprays in The Wrinkle Patch label product line. The Company intends to develop and market additional product line extensions in the future.

  The Company first sold skin care products under the Osmotics label, including Antioxidant Skin Care Derms, in April 1995 to certain Saks Fifth Avenue stores. The Company commenced marketing its Spa-Sante label Patch in March 1996 through spas, beauty salons and estheticians, and commenced marketing The Wrinkle Patch in October 1995 through a direct sale catalog. The Company offers The Wrinkle Patch label products to several direct sale catalogs, through TV home shopping channels, through an infomercial and through the World Wide Web. The Company also supplies skin patches to third parties for inclusion in products to be sold by the third parties under their own labels in certain foreign markets. The Company may seek to have its products marketed under additional private labels.

  Outside the United States, the Company launched Osmotics label products, including Antioxidant Skin Care Derms, in the United Kingdom in May 1996 at six House of Fraser stores located throughout the United Kingdom. In the fall of 1996, the Company launched products in Paris, France at a Galeries Lafayette store, in Geneva, Switzerland at eight Pharmacies Principale stores and also introduced products into Brazil and Equador. In January 1997, the Company launched products in France at Au Printemps, Samaritaine, Bon Marche, BHV and Perfumerie Sephora stores. In May 1997, the Company launched products in over 50 additional pharmacies in Switzerland. The Company expects to launch products in additional countries in Canada, South America, Europe and Asia during 1997.

  The predecessor entity to the Company was incorporated in Colorado in August 1993. Before the closing of this Offering, the Company intends to reincorporate in Delaware by merging into a newly formed corporation incorporated in Delaware in July 1996. The Company's principal executive offices are located at 1125 17th Street, Denver, Colorado 80202. Its telephone number is (303) 293-2087. In this Prospectus, the terms "Company" and "Osmotics" refer to the Company and its predecessors.

                                  RISK FACTORS

  The Shares offered hereby involve a high degree of risk. This Prospectus contains forward-looking statements, including those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds." These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, those discussed under "Risk Factors." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. See "Risk Factors."

                                  THE OFFERING

 Common Stock Offered by the Company......... This Offering is on a minimum basis of 500,000 shares of
                                              Common Stock and a maximum basis
                                              of 1,125,000 shares of Common
                                              Stock.

 Common Stock Outstanding Before this Offer-
  ing(1)..................................... 1,478,299 shares

 Common Stock to be Outstanding After the
  Minimum Offering(1)........................ 1,978,299 shares

 Common Stock to be Outstanding After the
  Maximum Offering(1)........................ 2,603,299 shares

 Certain terms............................... The Minimum Offering is being offered by the Placement Agent
                                              on a "best efforts, all or none"
                                              basis and the remaining shares
                                              of Common Stock are being
                                              offered by the Placement Agent
                                              on a "best efforts" basis, until
                                              the earlier of (i) 60 days after
                                              the date of this Prospectus,
                                              (ii) termination of this
                                              Offering by the Company at any
                                              time upon 30 days notice to
                                              National or at any time after
                                              the Closing of the Minimum
                                              Offering and (iii) the sale of
                                              all the Shares being offered
                                              hereby, unless the Company and
                                              the Placement Agent agree to
                                              extend this Offering for an
                                              additional 30-day period.

 Proposed OTC Electronic Bulletin Board Sym-
  bol........................................ OSMO

 Use of Proceeds............................. For repayment of indebtedness and general corporate purposes,
                                              including marketing and sales
                                              expenditures and working
                                              capital. See "Use of Proceeds."

 Risk Factors and Dilution................... The purchase of Shares offered hereby involves a high degree of
                                              risk and immediate and
                                              substantial dilution.
                                              Prospective investors should
                                              review carefully and consider
                                              the information set forth under
                                              "Risk Factors" and "Dilution."
                                              The Shares should not be
                                              purchased by investors who
                                              cannot afford the loss of their
                                              entire investment. See "Risk
                                              Factors."

--------
(1) Based upon shares issued and outstanding as of March 31, 1997. Does not include 272,000 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1997 granted to directors, officers, employees of, and consultants to, the Company, at a weighted average exercise price of $2.42 per share; (ii) 150,000 shares of Common Stock issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby; (iii) 200,000 additional shares of Common Stock reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan; (iv) 73,036 shares of Common Stock issuable upon exercise of other options and warrants outstanding as of March 31, 1997, at an exercise price of $1.10 per share;
    (v) an estimated approximately 158,333 shares of Common Stock issuable upon exercise of the Bridge Warrants at an exercise price of $0.022 per share; and (vi) 50,000 shares of Common Stock issuable upon exercise of the Placement Agent's Warrants if the Minimum Offering is sold and 112,500 shares of Common Stock issuable upon exercise of the Placement Agent's Warrants if the Maximum Offering is sold, at an exercise price equal to $9.90 per share.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE
                                                                     MONTHS
                                                     YEAR ENDED       ENDED
                                                    DECEMBER 31,    MARCH 31,
                                                    -------------  ------------
                                                    1995    1996   1996   1997
                                                    -----  ------  -----  -----
STATEMENT OF OPERATIONS DATA:
  Total revenues................................... $ 328  $1,255    171    859
  Loss from operations.............................  (790) (1,401)  (179)  (418)
  Net loss.........................................  (811) (1,842)  (190)  (546)
  Net loss per share(1)............................  (.68)  (1.27) (0.15) (0.36)
  Shares used in computing net loss per share(1)... 1,187   1,446  1,299  1,515

                                                         MARCH 31, 1997
                                                 -------------------------------
                                                         AS ADJUSTED AS ADJUSTED
                                                         FOR MINIMUM FOR MAXIMUM
                                                 ACTUAL  OFFERING(2) OFFERING(3)
                                                 ------  ----------- -----------
BALANCE SHEET DATA:
  Cash and cash equivalents..................... $   83     $ 728      $4,035
  Current assets................................    856     1,501       4,809
  Current liabilities...........................  2,447       766         766
  Total assets..................................  1,503     1,595       4,903
  Notes and capital lease payable...............  1,031        47          47
  Total stockholders' equity (deficit)..........   (982)      790       4,098

--------
(1) For an explanation of the determination of the number of shares used in per share calculations, see Note 2 of Notes to the Company's financial statements appearing at the end of this Prospectus (the "Financial Statements").

(2) Adjusted to give effect to the issuance of the Minimum Shares offered hereby at an initial public offering price of $6.00 per Share, and after deducting estimated Placement Agent's commissions and estimated offering expenses and after the application of the net proceeds therefrom. Assumes no exercise of the Placement Agent's Warrants. See "Capitalization," "Use of Proceeds" and "Plan of Distribution."

(3) Adjusted to give effect to the issuance of the Maximum Shares offered hereby at an initial public offering price of $6.00 per Share, and after deducting estimated Placement Agent's commissions and estimated offering expenses and after the application of the net proceeds therefrom. Assumes no exercise of the Placement Agent's Warrants. See "Capitalization," "Use of Proceeds" and "Plan of Distribution."

                                ----------------

  The Osmotics(R) name logo and Antioxidant Skin Care Derms(R) are registered U.S. trademarks of the Company. The Company has U.S. trademark applications pending for AKA RED(TM), WRINKLE PATCH(TM), THE NIGHTIME MIRACLE(TM) and SYSTEME C(TM). All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                         NOTICE TO CALIFORNIA INVESTORS

  Each purchaser of Shares in California must meet one of the following suitability standards: (1) any person who (a) has a net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income of $65,000 or more, or (b) has a net worth (excluding home, furnishings and automobiles) of $500,000 or more; (2) any person who is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"); (3) any entity that is a bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension and profit sharing trust, corporation or other entity, which together with the corporation's or other entity's affiliates, has a net worth on a consolidated basis according to its most recent regularly prepared statements (which shall have been reviewed, but not necessarily audited, by outside accountants) of not less than $14,000,000 and subsidiaries of the foregoing; or (4) any person (other than a person formed for the sole purpose of purchasing the Shares being offered hereby) who purchases at least $1,000,000 aggregate amount of the Shares hereby offered.

                                 RISK FACTORS

  An investment in the Shares offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below and elsewhere in this Prospectus.

  Limited Operating History; History of Operating Losses; Going Concern Opinion; Accumulated Deficit. The Company was organized in August 1993 and has only a limited operating history upon which evaluation of its prospects can be made. The Company has never been profitable and, at March 31, 1997, had a working capital deficit of approximately $1,591,000 and an accumulated deficit of approximately $3,279,000. In addition, the report of the Company's independent public accountants accompanying the Financial Statements notes that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern, absent completion of this Offering. The Company began shipping its first product, Antioxidant Skin Care Derms, in April 1995, and the Company's limited operating history makes the prediction of future operating results difficult. The Company does not believe that prior growth rates are necessarily indicative of future operating results. Future operating results will depend on many factors, including demand for the Company's products, the level of product and price competition, the Company's success in expanding the number of stores through which its products are sold and its other distribution channels, the ability of the Company to develop and market line extensions of its present products, the ability of the Company to control costs, general economic conditions and other factors. There can be no assurance that the Company will ever generate significant revenues or achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Product and Customer Concentration. Approximately 36% of the Company's revenues from its inception in August 1995 to March 31, 1997 have been derived from sales of products to Saks Fifth Avenue stores located in the United States. Revenues from sales to Saks Fifth Avenue Stores accounted for approximately 88% and 37% of the Company's revenues for the years ended December 31, 1995 and 1996, respectively, and approximately 15% of the Company's revenues for the three months ended March 31, 1997. Revenues from sales to Self Care Catalog, Matchbox Agency, Neiman Marcus and House of Fraser stores accounted for approximately 12%, 1%, 0% and 0% of the Company's revenues, respectively, for the year ended December 31, 1995, 16%, 2%, 11% and 18% of the Company's revenues, respectively, for the year ended December 31, 1996 and 11%, 36%, 18% and 0% of the Company's revenues, respectively, for the three months ended March 31, 1997. There can be no assurance that Saks Fifth Avenue, Neiman Marcus, Self Care Catalog, Matchbox Agency or House of Fraser stores will continue to purchase products from the Company.

  The Company currently expects that revenues attributable to Antioxidant Skin Care Derms and other Osmotics label products will account for a significant portion of the Company's revenues in 1997. As a result, the Company's future operating results are dependent upon market acceptance of these products in both domestic and international retail outlets. There can be no assurance that the Company's products will achieve market acceptance or that the Company will be successful in marketing its products. A decline in demand for, or market acceptance of, Antioxidant Skin Care Derms, as a result of competition or other factors, would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products."

  Fluctuations in Quarterly Results; Seasonality. The Company's quarterly operating results have varied in the past and may in the future vary significantly, depending on factors such as the size and timing of customer orders, price and other competitive conditions in the cosmetics industry and the timing of new product announcements and releases by the Company and its competitors. The Company operates with little order backlog, and substantially all of its revenues in each quarter result from sales made in that quarter. Accordingly, revenues for any future quarter are difficult to predict. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

  The Company believes that demand by retail department stores located in the United States for cosmetic products, including those of the Company, is generally greatest during the fall season and lowest during the summer months. Since a large component of the Company's revenues are derived from sales to retail department stores, the Company may in the future experience such seasonality in its revenues. The Company intends to introduce additional products, sell its products through additional distribution channels and sell products in additional geographic regions. Each of these actions may have different seasonal trends and may affect overall seasonality of the Company's operating results. See "--Product and Customer Concentration" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Future Additional Capital Requirements; No Assurance Future Capital Will be Available. The Company's capital requirements will depend on numerous factors, including the resources the Company devotes to the development, manufacture and marketing of its products, including the launch of new product lines or the launch of products into new distribution channels, both domestic and international; market acceptance and demand for its products; and other factors. While the timing and amount of such capital requirements cannot be predicted with certainty, the Company believes that the net proceeds of the Minimum Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable at March 31, 1997, and cash expected to be generated from operations, will be sufficient to pay existing liabilities including notes payable and the Bridge Notes, but may be insufficient to satisfy other anticipated cash requirements for the 12 months after the date of this Prospectus, and that the Company may need to obtain additional funds during such 12-month period through public or private debt or equity financings, collaborative relationships, bank facilities or other arrangements. If the Maximum Shares are sold in this Offering, the Company believes that the net proceeds of the Maximum Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable at March 31, 1997, and cash expected to be generated from operations, will provide adequate funding for the Company's anticipated cash requirements through at least 12 months after the date of this Prospectus. Even if the Maximum Shares are sold in this Offering, there can be no assurance that the Company will not require additional funding sooner than expected or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Use of Proceeds. If the Minimum Shares and the Maximum Shares are sold in this Offering, approximately 67.7% and 23.7%, respectively, of the estimated net proceeds of this Offering are expected to be used to repay existing outstanding notes of the Company issued in the Bridge Financing and other outstanding notes, and other outstanding consultants' fees, and approximately 11.3% and 26.7%, respectively, of the estimated net proceeds of this Offering are expected to be used for working capital and general corporate purposes. See "Use of Proceeds" and "Capitalization--Recent Financing Transactions."

  Management of Growth. The Company's recent, and anticipated future, growth has placed, and is expected to continue to place, a strain on the Company's administrative, financial and operational resources. The size of the Company's professional staff has increased from nine full-time employees at December 31, 1995 to 12 such employees at March 31, 1997. In addition, at December 31, 1995 and 1996 and March 31, 1997, there were four, 11 and 17 persons, respectively, working in retail stores for whom the Company was responsible for all or a portion of their salary. Of those 11 and 17 persons, 5 and 13, respectively, were in the United States. The Company plans to hire additional employees in 1997, including a Controller and additional administrative, sales and marketing personnel. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage employees. If the Company is unable to manage growth effectively and new employees are unable to achieve adequate performance levels, the Company's business, operating results and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Competition. The cosmetics, skin care and personal care business is highly competitive. Increased competition could result in price reductions, reduced transaction size, fewer customer orders and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company believes that the principal competitive factors affecting the cosmetics market include product uniqueness, product performance, the effectiveness of sales and marketing efforts and company reputation. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

  The Company believes that no other company is currently marketing products using skin patch technology to deliver antioxidants to a person's skin for cosmetic purposes, although certain products using gauze pads to deliver antioxidants are presently sold by certain of the Company's competitors. The Company believes that other products currently utilizing transdermal delivery systems are sold primarily in prescription pharmaceutical markets for other than cosmetic use. However, the FDA recently approved the marketing of a consumer product, without the need for a prescription, for transdermal delivery of nicotine using a patch. There can be no assurance that products using skin patch technology to deliver antioxidants to a person's skin for cosmetic purposes do not exist or are not under development by others.

  Certain skin creams, lotions and oils currently sold by cosmetics companies, including the Cellex-C brand antioxidant serum, compete with the Company's comparable products. Additionally, Avon Products markets a vitamin C formula under the brand name Anew, which Avon claims, among other things, minimizes the appearance of fine lines and wrinkles. Some of the Company's current, and many of the Company's potential, competitors have significantly greater financial, marketing, product development, testing and other resources than the Company and sell their products more widely than the Company. As a result, they may have the capacity to respond more quickly to changes in customer requirements or to devote greater resources to the development, testing, promotion and sale of their products than the Company. It is possible that new competitors may emerge and rapidly gain significant market share. Additionally, it is possible current or new competitors might introduce competitive products which also utilize skin patch technology or other technology that produces results similar or superior to the Company's Patches or which are sold at a lower price than the Company's products in similar distribution channels. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. See "Business--Competition."

  Changes in the Retail Industry. A significant portion of the Company's revenues to date have been derived from the sale of products to certain Saks Fifth Avenue stores located in the United States. The Company also sells products to other retailers located in the United States and other countries. The retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructurings or realign their affiliations, which could decrease the number of stores that sell the Company's products, increase the ownership concentration within the retail industry or change the way in which the Company markets products. While such changes in the retail industry to date have not had a material adverse effect on the Company's business, operating results or financial condition, there can be no assurance as to the future effect of any such changes. See "Business-- Sales and Marketing."

  Brand Loyalty of Consumers of Cosmetics. The Company believes that consumers of cosmetics products are increasingly less loyal to a particular brand name and, as a result, are less likely to purchase multiple types of products within a brand's product line unless those products satisfy specific needs of the consumers. The Company believes that this trend may have aided the Company's introduction of its Patches, but there can be no assurance that this trend will aid the Company in the introduction of products in the future. See "Business--Strategy."

  Protection of Intellectual Property. The Company currently relies primarily on a combination of trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its technology. The Osmotics name logo and Antioxidant Skin Care Derms are registered U.S. trademarks of the Company. The

Company has U.S. trademark applications pending for AKA RED, WRINKLE PATCH, THE NIGHTIME MIRACLE and SYSTEME C. The United States Patent and Trademark Office (the "PTO") has rejected the Company's U.S. trademark application for Spa-Sante. The Company has trademark applications pending in Japan for OSMOTICS, Spa Sante, The Wrinkle Patch and SYSTEME C, in Korea for OSMOTICS and the Osmotics label, Spa Sante, The Wrinkle Patch and SYSTEME C, in the European Community for OSMOTICS and the Osmotics logo and in Ecuador for OSMOTICS. There can be no assurance that any of these marks for which registration applications are pending will be registered.

  The Company filed one United States patent application in 1994 and filed a continuation in part of that patent application in 1995. The PTO has rejected all claims in these applications, alleging that the claimed inventions were obvious. In response, the Company filed a continuation in part application in 1996, accumulating subject matter of both prior patent applications and addressing, among other things, the use of the Patches as a method to deliver antioxidants. The PTO issued an initial office action in April 1997 which rejected all the claims of the 1996 continuation in part application on the basis that references not previously relied upon in the examination of the two earlier applications. The Company plans to respond in due course by arguing in favor of patentability. The Company also has filed an application under an international treaty designating various foreign countries for which the Company preserved certain rights in the event it files patent applications in any of those countries. The Company also intends to file additional patent applications in the PTO on various features of its products in the future, if appropriate. However, there can be no assurance that any patents will issue in any country with respect to currently pending applications or any future patent applications.

  The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on the pending patent applications or any future patent application will exclude competitors or provide competitive advantages to the Company or that others will not claim rights in or ownership of the Company's rights which it regards as proprietary. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  Despite the Company's efforts to protect its rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products may prove to be difficult, and, while the Company is unable to determine the existence or amount of other products which now or in the future illegally duplicate the Company's products, such other products can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's rights which it regards as proprietary to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its rights will be adequate or that the Company's competitors will not independently develop similar products.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Intellectual Property and Other Proprietary Rights."

  Dependence on Key Personnel. The Company's future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, operating results and financial condition, including its ability to attract employees. In particular, the loss of Steven S. Porter, the Company's President, Chief Executive Officer and Chairman of the Board, or Francine E. Porter, the Company's Executive Vice President, Secretary and Treasurer, would have a material adverse effect on the Company's development and marketing efforts. The Company intends to obtain key man life insurance policies covering Steven Porter and Francine Porter at the closing of this Offering. See "Business--Sales and Marketing" and "Business--Employees."

  Risks Associated with International Sales. Sales of the Company's products outside of the United States have represented an increasingly greater portion of total revenues. The Company intends to expand the sales of its products in Europe and South America and to launch the sales of its products in Asia, which efforts will require significant management attention and financial resources. The Company has committed and continues to commit resources to developing international sales. There can be no assurance that the Company's efforts to develop international sales will be successful, and the failure of such efforts could have a material adverse effect on the Company's business, operating results and financial condition. International sales are subject to a number of risks, including differing regulatory requirements which might require the Company, among other things, to modify the formulation and packaging of its products, unexpected changes in regulatory requirements, longer payment cycles, import and export restrictions and tariffs, shipping delays, difficulties in staffing and managing foreign operations, the burden of complying with a variety of foreign laws, greater difficulty in accounts receivable collection, potentially adverse tax consequences, currency fluctuations and political and economic instability. Additionally, the protection of intellectual property may be more difficult to enforce outside of the United States. In the event that the Company is successful in expanding its international operations, the imposition of exchange or price controls or other restrictions on foreign currencies could materially adversely affect the Company's business, operating results and financial condition. As the Company increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe. See "Business--Strategy" and "Business--Sales and Marketing."

  Suppliers; Manufacturing Limitations. The Company currently obtains ingredients, packaging and final formulations from several third party suppliers and has not entered into a written agreement with any such supplier. Although the Company believes that all ingredients are presently obtainable and has identified additional third parties that could also supply such ingredients, there can be no assurance that the Company will continue to be able to obtain such ingredients, packaging or formulations from third parties at all or in sufficient quantities and on terms and conditions acceptable to the Company. The Company relies on a different third party contract manufacturer to assemble components into finished products. The Company has entered into a written agreement respecting confidentiality, but not supply requirements or otherwise, with this manufacturer. The Company believes that if this manufacturer were unexpectedly to stop assembling components into finished products for the Company, there would be a temporary adverse effect on the Company's ability to produce products on a timely basis, but that one or more other contract manufacturers could be identified. The Company neither has nor plans to acquire the equipment and facilities necessary to manufacture its current and future products and is and will be dependent upon third party contract manufacturers for such production. There can be no assurance that the Company will continue to be able to obtain contract manufacturing on commercially acceptable terms for products in the quantities currently obtainable or that may be required in the future. Further, there can be no assurance that manufacturing or quality control problems will not arise at the manufacturing plant of the Company's present contract manufacturer. In addition, if the Food and Drug Administration (the "FDA") were to determine that any of the Company's cosmetic products, including products that contain active sunscreen ingredients and are labeled with a sun protection factor, are also drugs, those products would have to be manufactured in accordance with the FDA's current good manufacturing practice ("GMP") requirements for finished pharmaceuticals. The Company's present contract manufacturer produces the Company's finished products at a GMP manufacturing facility, but there can be no assurance of compliance or that, if the Company had to contract with a different third party manufacturer, the GMP requirements, if applicable, would be met. See "Business--Manufacturing."

  Government Regulation. The Company and its cosmetic products are subject to regulation by the FDA and the Federal Trade Commission (the "FTC") in the United States, as well as by various other federal, state and local authorities. Such regulation relates primarily to the ingredients, packaging, labeling, advertising and marketing of the Company's products. Cosmetics do not require premarket notification to, or premarket approval by, the FDA, but must be properly labeled and manufactured. Failure to comply with FDA requirements in such matters can result in severe civil and criminal penalties, including seizure of product, injunction against production, distribution, sales and marketing, and prosecution. The FTC oversees the advertising of cosmetic products, and prohibits false or misleading advertising. The FTC has a number of remedies available to it, including preliminary injunctive relief based on its mere "reason to believe" that an advertisement is false or misleading.

  If the FDA were to determine that any of the Company's products are new drugs (as well as or instead of cosmetics), the Company would not be able to market such products without obtaining FDA approval of new drug applications submitted by the Company or, alternatively in the case of certain over-the-counter ("OTC") drug products, without complying with an FDA OTC monograph setting out permissible ingredients and indications (claims), among other requirements. The approval process for new drugs is lengthy, expensive and uncertain. Securing FDA approvals requires the submission of extensive preclinical (laboratory and animal) and clinical safety and effectiveness data to the FDA, together with detailed manufacturing, labeling and other supporting information. Gathering the requisite data and preparing the requisite applications for marketing permits usually takes many years. The FDA review process of such applications typically is lengthy, and there could be no assurance as to when, if ever, the FDA approvals would be obtained. Such determinations by the FDA could, depending on the products affected, have a material adverse effect on the Company's business, operating results and financial condition and on the market price of the Common Stock. There can be no assurance that the Company's current or future products will not be regulated by the FDA as new drugs, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition or results of operations or on the market price of the Common Stock. See "Business--Government Regulation."

  Risk of Product Liability; Limited Product Liability Insurance. The testing, marketing and sale of cosmetic products entails an inherent risk of allegations of product liability, and there can be no assurance that substantial product liability claims will not be asserted against the Company. The Company has obtained limited amounts of insurance for product liability claims. However, there can be no assurance that the Company will be able to obtain or maintain insurance on acceptable terms for its development, testing and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities.

  Control by Existing Stockholders. If the Minimum Offering or the Maximum Offering is completed, the directors, executive officers and principal stockholders of the Company and their affiliates will, in the aggregate, beneficially own approximately 50.1% and approximately 38.8%, respectively, of the Company's outstanding Common Stock, including shares issuable upon exercise of outstanding options or warrants that are exercisable by such persons before May 30, 1997. As a result, these stockholders, acting together, will possess significant influence on stockholders of the Company, election of the Company's Board of Directors and the approval of significant corporate transactions. Such control could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal Stockholders."

  Exercise of Warrants and Options. As of March 31, 1997, 272,000 shares of Common Stock were issuable upon exercise of outstanding employee, officer, director or consultant stock options at a weighted average exercise price of $2.42 per share and 73,036 shares of Common Stock were issuable upon exercises of other outstanding options and warrants (excluding the Bridge Warrants) at a weighted average exercise price of $1.10 per share. Further, upon the effective date of this Offering, (i) 150,000 shares of Common Stock will be issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby, (ii) 200,000 additional shares will be reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan, (iii) an estimated approximately 158,333 shares will be issuable upon exercise of the Bridge Warrants at an exercise price of $.022 per share and (iv) 50,000 shares will be issuable upon exercise of the Placement Agent's Warrants if only the Minimum Shares are sold in this Offering and 112,500 shares will be issuable upon exercise of the Placement Agent's Warrant if the Maximum Shares are sold in this Offering, at an exercise price equal to $9.90 per share. For the life of such options and warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon exercise of such options and warrants, with the resulting dilution in the interest of the Company's stockholders by reason of exercise of such options and warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of such options and warrants may be adversely affected. The holders of such options and warrants may be expected to exercise such options and warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on more favorable terms than those provided for by those options and warrants.

  Effect of Certain Charter Provisions and Agreements; Anti-Takeover Effects of Delaware Law. Upon completion of the Minimum Offering, the Company's Board of Directors will have the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the prices, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Additionally, issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. See "Description of Capital Stock."

  As is permitted by the Delaware General Corporation Law (the "DGCL"), the Company's charter documents provide that the Company will indemnify its directors and officers, and advance certain expenses to such persons in connection with certain legal proceedings, to the maximum extent permitted by the DGCL. The Company will also enter into indemnity agreements with each of its current directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See "Management--Indemnification of Directors and Executive Officers and Limitation of Liability."

  Limits on Secondary Trading; Possible Illiquidity of Trading Market. The Company anticipates that the Common Stock will be quoted on the OTC Electronic Bulletin Board (the "Bulletin Board"), which is a significantly less liquid market than the Nasdaq SmallCap Market or other stock exchanges. If at a future date, the Company becomes able to satisfy the quantitative and other listing requirements for listing of the Common Stock on the Nasdaq SmallCap Market or another stock exchange, the Company may apply for such listing, although there can be no assurance that the Company will apply for any such listing or that its application would be accepted. As a result of the Common Stock being quoted on the Bulletin Board, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock than if the Common Stock were listed on the Nasdaq SmallCap Market or another stock exchange. In addition, depending on several factors including the future market price of the Common Stock, the Common Stock could become subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities, which could affect the ability or willingness of broker-dealers to sell and/or make a market in the Common Stock and the ability of purchasers of the Common Stock to sell their shares in the secondary market.

  Under the blue sky laws of most states, public sales of Common Stock after this Offering by persons other than the Company in "nonissuer transactions" must either be qualified under applicable blue sky laws, or exempt from such qualification requirements. By virtue of conditions imposed by the Department of Corporations of the State of California as a condition of qualifying the offer and sale of Common Stock in this Offering in California, purchasers of Common Stock in this Offering in California must meet certain investor suitability standards and will not be able to resell shares of Common Stock publicly (and there cannot be any public trading of the Common Stock in California) for at least 90 days after the closing of this Offering. At that time, the Company intends to apply for an exemption under applicable California law permitting secondary trading, and if the exemption is granted, secondary trading in California may commence. However, the availability of such exemption for secondary trading in California depends upon satisfaction of a number of conditions, including a requirement that the Company have a class of equity securities held by 500 or more persons and have total assets exceeding $1,000,000, and there can be no assurance that after the closing of this Offering the Company will have 500 or more holders of its Common Stock.

  Blue sky authorities in other states may seek to impose other restrictions on the secondary trading of Common Stock in those states. In several states, secondary trading of the Common Stock may be permitted by virtue of an exemption so long as information about the Company is published in a recognized manual such as manuals published by Moody's Investor Service or Standard & Poor's Corporation. The Company has applied for listing in a recognized manual and will attempt to be listed in a recognized manual before the closing of this Offering or as soon thereafter as practicable. As a result of these or other restrictions that might be imposed, sales of Common Stock by purchasers in this Offering, existing stockholders and future stockholders may be restricted or prohibited in particular states as a result of applicable blue sky laws. Purchasers of Common Stock should consult with their broker, counsel and other advisers to determine whether there are any resale restrictions on public resale of their Common Stock in the states in which they reside. These restrictions may have the effect of reducing or eliminating the liquidity of the Common Stock in one or more states and could adversely affect the market price of the Common Stock.

  The National Securities Markets Improvements Act of 1996 ("NSMIA"), among other things, prohibits states from preventing secondary trading of securities such as the Common Stock in transactions that are exempt from federal registration requirements under Section 4(1) of the Securities Act. Section 4(1) of the Securities Act exempts from federal registration requirements transactions by persons other than an issuer, underwriter or dealer, as those terms are defined in the Securities Act. To the Company's knowledge, however, the preemptive effect of NSMIA on regulation of secondary trading in California and other states has not been definitively addressed by the courts or applicable administrative agencies, and thus some uncertainty continues to exist concerning the restrictions that California or other states may impose upon secondary trading of the Common Stock.

  No Prior Public Market; Possible Volatility of Stock Price. Before this Offering, there has been no public market for the Common Stock, and there can be no assurance that any broker-dealer will act as a market maker for the Common Stock or that an active public market for the Common Stock will develop or be sustained after this Offering. The initial public offering price for the Common Stock was determined by negotiation among the Company and the Placement Agent based upon a number of factors and may not be an indication of the market price of the Common Stock following this Offering. See "Plan of Distribution" for a discussion of the factors considered in determining the initial public offering price of the Common Stock. The trading prices of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new products by the Company or its competitors, changes in financial estimates by securities analysts, sales of a large number of shares of Common Stock in the market and other events or factors. In addition, the Company believes that the stock market has experienced volatility that has affected the market prices of equity securities of many cosmetics companies and that sometimes has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements providing that the holders of such shares will not directly or indirectly sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company (subject to certain exceptions) until one year from the closing of this Offering without the prior written consent of the Placement Agent.

  Based on shares issued and outstanding as of March 31, 1997, as a result of the foregoing lock-up agreements and securities law restrictions, 37,500 shares of Common Stock, and up to an additional 30,000 shares of Common Stock, other than the Shares offered hereby will be eligible for resale without restriction immediately after the Closing of this Offering pursuant to Rule 144 or Rule 144(k), 6,818 shares of Common Stock will be eligible for resale commencing 90 days after the date of this Prospectus pursuant to Rule 144, 11,363 shares of Common Stock will be eligible for resale commencing 120 days after the date of this Prospectus pursuant to Rule 144, and approximately 1,392,618 additional shares of Common Stock will be eligible for resale, pursuant to either Rule 701, Rule 144 or Rule 144(k), beginning one year from the effective date of the Registration Statement relating to this Offering with respect to 68,045 shares and one year from the Closing of this Offering with respect to the remaining shares. The Company also intends to register on a registration statement on Form S-8, following the Closing of this Offering, a total of 622,000 shares of Common Stock (assuming no exercise of options or warrants after March 31, 1997) subject to certain outstanding options or reserved for issuance under the Company's 1997 Equity Incentive Plan and 1997 Directors Stock Option Plan. Additional shares of Common Stock issuable upon the exercise of certain outstanding options and warrants will become eligible for public sale as a result of registration rights agreements with the Company or the Company otherwise agreeing to register such shares. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Placement Agent's Warrants. At the closing of this Offering, the Company will sell to the Placement Agent for nominal consideration the Placement Agent's Warrants to purchase up to 112,500 shares of Common Stock. The Placement Agent will be issued one Placement Agent's Warrant for every 10 Shares sold in this Offering. The Placement Agent's Warrants will be exercisable for a period of four years commencing 12 months after the date of this Prospectus, at an exercise price equal to $9.90 per share. As long as the Placement Agent's Warrants or other outstanding warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Placement Agent or other holders of outstanding warrants may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the warrants. Holders of the Placement Agent's Warrants and holders of other warrants have certain registration rights with respect to shares of Common Stock underlying those warrants. See "Description of Capital Stock--Other Securities," "Description of Capital Stock--Registration Rights" and "Plan of Distribution."

  Immediate and Substantial Dilution. Investors participating in this Offering will incur immediate, substantial dilution of $5.61 per share in the as adjusted net tangible book value of the Common Stock from the Minimum Offering. The purchasers of Shares will incur immediate, substantial dilution of $4.43 per share in the as adjusted net tangible book value of the Common Stock from the Maximum Offering. To the extent options and warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

  Legal Proceedings. From October through December 1996, in additional closings of the Bridge Financing, the Company issued Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants to purchase an estimated approximately 41,667 shares of Common Stock. Such issuances may not have complied with all applicable requirements to satisfy exemptions from the registration or qualification requirements under securities laws of the United States and certain states in which those securities were issued. The Bridge Notes will, however, be repaid in full at the closing of this Offering, and to date no purchaser has made a claim for rescission or other remedies. As a result, the Company believes that even if such transactions were found to have violated federal or state securities laws, such violations would not have a material adverse effect on the Company's business, operating results or financial condition, although there can be no assurances that this would be the case.

  A dispute exists between the Company and a third party under an infomercial production and product management agreement concerning the Company's and the third party's obligations and performance under that agreement. The Company is also subject to various claims and business disputes in the ordinary course of business; however, the Company is unaware of any present claims or disputes which would have a material adverse effect on the Company's business, operating results or financial condition. See "Business--Legal Proceedings."

                                USE OF PROCEEDS

  The gross proceeds to the Company from the sale of the Shares offered by the Company hereby if the Minimum Offering is sold will be $3,000,000 and if the Maximum Offering is sold will be $6,750,000. The net proceeds to the Company if the Minimum Offering is sold are estimated to be approximately $1,786,000 and if the Maximum Offering is sold are estimated to be approximately $5,093,500, after deducting estimated placement agent's commissions of $354,000 if the Minimum Offering is sold and $796,500 if the Maximum Offering is sold and offering expenses of approximately $860,000. The Company currently expects to use the estimated net proceeds as follows:

                                 MINIMUM OFFERING          MAXIMUM OFFERING
                             ------------------------- -------------------------
                             APPROXIMATE  APPROXIMATE  APPROXIMATE  APPROXIMATE
                               DOLLAR    PERCENTAGE OF   DOLLAR    PERCENTAGE OF
APPLICATION OF NET PROCEEDS    AMOUNT    NET PROCEEDS    AMOUNT    NET PROCEEDS
---------------------------  ----------- ------------- ----------- -------------
Repayment of outstanding
 debt(1)...................  $1,078,500      60.4%     $1,078,500      21.1%
Payment of outstanding
 consultants' fees(2)......     130,000       7.3         130,000       2.6
Marketing and sales of the
 Company's products(3).....     375,000      21.0       2,525,000      49.6
Working capital and general
 corporate purposes........     202,500      11.3       1,360,000      26.7
                             ----------                ----------
                             $1,786,000                $5,093,500

--------
(1) The Company intends to apply these proceeds to repay approximately $950,000 payable under the notes issued in the Bridge Financing (which have interest rates ranging from 12% to 15% per annum), $107,500 payable under the notes issued in the 1995 Note Financing (which have an interest rate of 10.0% per annum) and $21,000 relating to an unsecured promissory note (which has an interest rate of 10.0% per annum). See "Capitalization--Recent Financing Transactions" and "Certain Transactions."

(2) The Company intends to apply these proceeds to pay certain outstanding consultants' fees, royalties and commissions.

(3) The Company intends to apply these proceeds to the marketing of the Company's products to upscale retail stores located in the United States, the anticipated launch of products in other countries and the pursuit of other marketing and sales opportunities. See "Business--Sales and Marketing."

  The foregoing represent estimates only, and the actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors. If more than the Minimum Shares are sold, the Company may use a portion of the net proceeds to acquire businesses or companies complementary to the Company's business, although the Company currently has no specific plans or commitments to acquire any business or companies, from affiliates of the Company or any other party. The terms of any such acquisition from an affiliate of the Company will be no less favorable to the Company than could be obtained from unaffiliated third parties. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations and federally insured certificates of deposit.

  The Company's capital requirements to date have been provided through private placements of Common Stock, notes payable and the Bridge Financing. At March 31, 1997, the Company's current liabilities, including approximately $474,000 of accrued Offering costs, exceeded its current assets by approximately $1,600,000. The Company believes that the net proceeds from the Minimum Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable at March 31, 1997, and cash expected to be generated from operations, will be sufficient to pay existing liabilities, including notes payable and the Bridge Notes, but may be insufficient to satisfy other anticipated cash requirements for the 12 months after the date of this Prospectus, and that the Company may need to obtain additional funds during such 12-month period. There can be no assurance that the Company will be able to obtain necessary additional funding on acceptable terms. Failure to obtain necessary funding would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Future Additional Capital Requirements; No Assurance Future Capital Will be Available."

  The Company believes that the estimated net proceeds from the Maximum Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable at March 31, 1997, and cash expected to be generated from operations will be sufficient to meet the Company's anticipated cash requirements for at least 12 months from the date of this Prospectus. Even if the Maximum Shares are sold in this Offering, there can be no assurance that the Company will not require additional funding sooner than expected or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Failure to obtain necessary funding would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Future Additional Capital Requirements; No Assurance Future Capital Will be Available."

  Prior to expenditure, the net proceeds will be invested in short-term interest-bearing securities or money market funds.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any.

                                CAPITALIZATION

  The following tables set forth, as of March 31, 1997, (1) the actual capitalization of the Company, (2) the pro forma capitalization of the Company to reflect the reincorporation of the Company in Delaware and concurrent changes to the Company's authorized capital stock, and (3) further adjustment of the pro forma capitalization to give effect to the sale of 500,000 Shares offered in the Minimum Offering and 1,125,000 Shares offered in the Maximum Offering, after deducting Placement Agent's commissions and other estimated expenses of the Minimum Offering and the Maximum Offering, respectively.

                                                   MARCH 31, 1997
                                      ------------------------------------------
                                                         AS ADJUSTED AS ADJUSTED
                                                         FOR MINIMUM FOR MAXIMUM
                                      ACTUAL   PRO FORMA OFFERING(1) OFFERING(2)
                                      -------  --------- ----------- -----------
                                                   (IN THOUSANDS)
Notes and capital lease
 payable(3)(4)....................... $ 1,031   $ 1,031    $    47     $   47
Stockholders' equity(4):
  Preferred stock, par value $.001
   per share, no shares authorized
   actual, 10,000,000 shares
   authorized pro forma and as
   adjusted, no shares issued or
   outstanding pro forma and as
   adjusted..........................
  Common stock, no par value actual,
   par value $.001 per share
   pro forma and as adjusted:
    Authorized shares--6,000,000
     actual, 15,000,000 pro forma and
     as adjusted.....................
    Issued and outstanding shares--
     1,478,299, 1,478,299, 1,978,299
     and 2,603,299,
     respectively(1)(2)(6)(7)........   1,816         1          2          3
  Additional paid-in capital(1)(2)...      --     1,815      3,686      6,993
  Warrants(3)(7).....................     481       481        475        475
  Accumulated deficit................  (3,279)   (3,279)    (3,373)    (3,373)
                                      -------   -------    -------     ------
  Total stockholders' equity
   (deficit).........................    (982)     (982)       790      4,098
                                      -------   -------    -------     ------
      Total capitalization........... $    49   $    49    $   837     $4,145
                                      =======   =======    =======     ======

--------
(1) As adjusted to give effect to the issuance of the Minimum Shares offered hereby at an initial offering price of $6.00 per share (after deducting Placement Agent's commissions and other estimated expenses of this Offering in aggregate of $1,214,000).

(2) As adjusted to give effect to the issuance of the Maximum Shares offered hereby at an initial offering price of $6.00 per share (after deducting Placement Agent's commissions and other estimated expenses of this Offering in aggregate of $1,656,500).

(3) The Bridge Financing (see "--Recent Financing Transactions") is accounted for as a borrowing and a sale of equity securities (the Bridge Warrants). The $950,000 gross proceeds of the Bridge Financing is allocated between the Bridge Notes and the Bridge Warrants based on their relative fair values at the date of issuance. The Bridge Warrants are exercisable at a nominal amount of $.022 per share. Consequently, their fair value was deemed to be $950,000, the fair value of the Common Stock issuable upon exercise of the Bridge Warrants. The estimated fair value of the Bridge Notes is also $950,000, which is their principal amount and which will be repaid upon closing of this Offering. The Bridge Warrants are reflected above at a discounted amount of $475,000. At March 31, 1997, those Bridge Notes are reflected in the balance sheet at $855,834 ($950,000, less unamortized discount of $94,166).

(4) Loans to the Company (excluding the Bridge Notes) in the aggregate principal amount of $128,500 outstanding at March 31, 1997, are also due upon the Closing of this Offering.

(5) Before the Closing of this Offering, the Company will reincorporate in Delaware and change its authorized capital to consist of 15,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

(6) Based upon shares issued and outstanding as of March 31, 1997. Does not include 272,000 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1997 granted to directors, officers, employees of, and consultants to, the Company, at a weighted average exercise price of $2.42 per share; (ii) 150,000 shares of Common Stock issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby; (iii) 200,000 additional shares of Common Stock reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan; (iv) 73,036 shares of Common Stock issuable upon exercise of other options and warrants outstanding as of March 31, 1997, at an exercise price of $1.10 per share; (v) an estimated approximately 158,333 shares of Common Stock issuable upon exercise of the Bridge Warrants at an exercise price of $0.022 per share; and (vi) 50,000 shares of Common Stock issuable upon exercise of the Placement Agent's Warrants if only the Minimum Shares are sold in this Offering and 112,500 shares of Common Stock issuable upon exercise of the Placement Agent's Warrants if the Maximum Shares are sold in this Offering, at an exercise price equal to $9.90 per share.

(7) Options (which are included as "Warrants" in the above table) to purchase 73,036 shares of Common Stock, issued by the Company in connection with certain loans to the Company, are exercisable only through the effective date of an initial public offering. Because the exercise price of $1.10 per share under such options is significantly less than the estimated initial public offering price of the Shares offered hereby, it is assumed for the As Adjusted calculations that all such options will be exercised for aggregate net proceeds to the Company of $80,344. However, the holders of such options may allow any or all of the options to expire without exercise.

RECENT FINANCING TRANSACTIONS

  Common Stock Private Placements. From May 1, 1996 to June 30, 1996, the Company sold a total of approximately 121,106 shares of Common Stock in a private placement transaction to a limited number of investors at a price of $4.40 per share. Such sales were made in reliance on Section 4(2) of the Securities Act. See "Description of Capital Stock."

  In November and December 1996, the Company sold a total of 70,000 shares of Common Stock in a private placement transaction to two investors at $5.94 per share. Such sales were made in reliance on Regulation S of the Securities Act. In connection with such sales, the Company paid placement fees to the Placement Agent of $49,897 and the net proceeds from such sales were $365,903.

  Bridge Financing Transaction. In a July 1996 private placement, the Company issued $500,000 principal amount of 12% nonconvertible promissory notes (the "Bridge Notes") and warrants (the "Bridge Warrants") to acquire shares (the "Bridge Shares") of Common Stock to a small number of sophisticated investors (the "Bridge Investors"). The exercise price of the Bridge Warrant issued to each Bridge Investor is $0.022 per Bridge Share. Net proceeds were approximately $427,500. In additional closings ("Additional Closings") of the Bridge Financing from October through December 1996, the Company issued additional Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants. The Bridge Warrants issued in the Additional Closings are not exercisable until one year following the effective date of this Offering. Net proceeds from such Additional Closings was approximately $250,000. In January 1997, the Company issued additional Bridge Notes in the aggregate principal amount of $200,000 and additional Bridge Warrants, in reliance on Regulation S of the Securities Act. The Bridge Warrants entitle the holders to acquire a number of Bridge Shares equal to the principal amount of the holder's Bridge Note ($950,000 in the aggregate) divided by the initial public offering price of one Share. If this Offering is not consummated before one year following the date of issuance of a Bridge Warrant, then that Bridge Warrant will entitle the holder to acquire a number of Bridge Shares equal to the principal amount of the holder's Bridge Note divided by $4.40 per share. Interest on the outstanding principal balance of each Bridge Note accrues at a rate of 12% per annum until six months following its issuance and 15% per annum thereafter until maturity. Principal and interest under each Bridge Note is due in four equal quarterly installments beginning nine months following its issuance, unless an initial public offering becomes effective before that date, at which time principal will be due five business days after the Company receives funds from such an offering. The agent for the Bridge Investors, on behalf of all the Bridge Investors, has agreed, until the earlier of July 31, 1997 or one business day following the Closing of the Minimum Offering, not to declare any amounts owing under the Bridge Notes to be due and payable. If an event of default occurs with respect to the payment by the Company of any of these installments, then holders of approximately 884,074 shares of Common Stock have agreed to vote their shares in favor of the directors designated by a representative of the Bridge Investors, and the Company has agreed in certain circumstances to cause additional shares to become subject to the voting agreement so that the representative of the Bridge Investors can elect a majority of the directors of the Company. The Bridge Notes are secured by a security interest, granted to a representative of the Bridge Investors, in substantially all of the assets of the Company, including its intellectual property. The rights of the Bridge Investors in the collateral, and the procedures governing the Bridge Investors' rights to act with respect to the collateral, are governed by a security agreement. Upon repayment of the Bridge Notes following the closing of this Offering or otherwise at maturity or prepayment, the collateral will be released in full.

  The Company intends to repay the Bridge Notes out of a portion of the net proceeds of this Offering. See "Use of Proceeds." As a result, after the closing of this Offering no Bridge Notes will remain outstanding. The Company has the option to prepay the Bridge Notes at any time upon notice to the holders.

  The Company has agreed to file a registration statement no later than nine months after the effectiveness of this Offering registering the resale of the Bridge Shares, and the Bridge Investors have certain additional piggyback registration rights. See "Description of Capital Stock--Registration Rights."

  The Bridge Warrants issued in the Bridge Financing have been valued at issuance for financial statement purposes at their estimated relative fair market value, and this amount will represent a discount from the principal amount of the Bridge Notes. The amount of the discount is being amortized to interest expense over the contractual maturity of the Bridge Notes.

  In connection with the Bridge Financing and all Additional Closings thereunder, the Company paid placement fees and legal fees to third parties of a total of $72,500.

  The transactions described above in which Bridge Notes and Bridge Warrants were issued are referred to in this Prospectus as the "Bridge Financing."

                                   DILUTION

  The net negative tangible book value of the Company as of March 31, 1997 was approximately $(1,552,000) or $(1.05) per share of Common Stock. Net tangible book value per share is determined by dividing the amount of total tangible assets of the Company less total liabilities by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the 500,000 Shares offered by the Company hereby in the Minimum Offering (after deducting the estimated Placement Agent's commissions and offering expenses of the Minimum Offering), the adjusted net tangible book value of the Company as of March 31, 1997 would have been approximately $773,000 or $0.39 per share. This represents an immediate increase in net tangible book value of $1.44 per share to existing stockholders and an immediate dilution of $5.61 per share to new investors purchasing Shares at the initial public offering price. After giving effect to the sale of the 1,125,000 Shares offered by the Company hereby in the Maximum Offering (after deducting the estimated Placement Agent's commissions and offering expenses of the Maximum Offering), the adjusted net tangible book value of the Company as of March 31, 1997 would have been approximately $4,081,000 or $1.57 per share. This represents an immediate increase in net tangible book value of $2.62 per share to existing stockholders and an immediate dilution of $4.43 per share to new investors purchasing Shares at the initial public offering price. The following table illustrates the per share dilution.

                                                                       MINIMUM
                                                                       OFFERING
                                                                       --------
Assumed initial public offering price per share...............          $6.00
                                                                        -----
  Net tangible book value per share at March 31, 1997......... $(1.05)
                                                               ------
  Increase in net tangible book value per share attributable
   to new investors...........................................   1.44
                                                               ------
Pro forma net tangible book value per share after this
 Offering.....................................................           0.39
                                                                        -----
Net tangible book value dilution per share to new investors...          $5.61
                                                                        =====

                                                                       MAXIMUM
                                                                       OFFERING
                                                                       --------
Assumed initial public offering price per share...............          $6.00
                                                                        -----
  Net tangible book value per share at March 31, 1997......... $(1.05)
                                                               ------
  Increase in net tangible book value per share attributable
   to new investors...........................................   2.62
                                                               ------
Pro forma net tangible book value per share after this
 Offering.....................................................           1.57
                                                                        -----
Net tangible book value dilution per share to new investors...          $4.43
                                                                        =====

  The following table summarizes, on a pro forma basis as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing Shares in this Offering (before deduction of estimated Placement Agent's commissions and offering expenses), based upon an initial public offering price of $6.00 per Share:

                                                    TOTAL
                            SHARES PURCHASED    CONSIDERATION
                            ----------------- ------------------     AVERAGE
                             NUMBER   PERCENT   AMOUNT   PERCENT PRICE PER SHARE
                            --------- ------- ---------- ------- ---------------
Existing stockholders...... 1,478,299   74.7% $1,986,186   39.8%      $1.34
New investors..............   500,000   25.3   3,000,000   60.2        6.00
                            ---------  -----  ----------  -----
  Totals................... 1,978,299  100.0% $4,986,186  100.0%
                            =========  =====  ==========  =====

                                                    TOTAL
                            SHARES PURCHASED    CONSIDERATION
                            ----------------- ------------------     AVERAGE
                             NUMBER   PERCENT   AMOUNT   PERCENT PRICE PER SHARE
                            --------- ------- ---------- ------- ---------------
Existing stockholders...... 1,478,299   56.8% $1,986,186   22.7%      $1.34
New investors.............. 1,125,000   43.2   6,750,000   77.3        6.00
                            ---------  -----  ----------  -----
  Totals................... 2,603,299  100.0% $8,736,186  100.0%
                            =========  =====  ==========  =====

  The foregoing tables assume no exercise of outstanding stock options and warrants. As a consequence, the foregoing tables do not include (i) 345,036 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of March 31, 1997, at a weighted average exercise price of $2.14 per share; (ii) 150,000 shares of Common Stock issuable upon exercise of options to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby; (iii) 200,000 additional shares of Common Stock reserved for future grants under the Company's 1997 Directors Stock Option Plan and 1997 Equity Incentive Plan; (iv) an estimated approximately
158,333 shares of Common Stock issuable upon exercise of the Bridge Warrants, at an exercise price of $0.022 per share and (v) 50,000 shares of Common Stock issuable upon exercise of the Placement Agent's Warrants if only the Minimum Shares are sold in this Offering and 112,500 shares of Common Stock issuable from exercise of the Placement Agent's Warrants if the Maximum Shares are sold in this Offering, at an exercise price equal to 165% of the initial public offering price of the Shares offered hereby. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data at December 31, 1995 and 1996, are derived from and qualified by reference to the Financial Statements included elsewhere in this Prospectus. The selected financial data as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the period. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                THREE MONTHS
                                                 YEAR ENDED         ENDED
                                                DECEMBER  31,     MARCH 31,
                                                --------------  --------------
                                                1995    1996     1996    1997
                                                -----  -------  ------  ------
                                                 (IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................... $ 328  $ 1,255  $  171  $  859
  Cost of products sold........................   160      435      83     370
                                                -----  -------  ------  ------
    Gross profit...............................   168      820      88     489
  Operating expenses:
    General and administrative.................   293      542      80      99
    Selling and marketing......................   600    1,588     161     782
    Product management.........................    66       91      26      26
                                                -----  -------  ------  ------
  Loss from operations.........................  (791)  (1,401)   (179)   (418)
  Other income (expenses):
    Interest expense...........................   (20)    (443)    (11)   (127)
    Other income (expense).....................   --         2     --       (1)
                                                -----  -------  ------  ------
  Net loss..................................... $(811) $(1,842) $ (190) $ (546)
                                                =====  =======  ======  ======

                                                      DECEMBER 31,    MARCH 31,
                                                      -------------   ---------
                                                      1995    1996      1997
                                                      ----   ------   ---------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash............................................... $ 37   $   91     $   83
  Current assets.....................................  280      869        856
  Current liabilities................................  558    1,869      2,447
  Total assets.......................................  291    1,372      1,503
  Notes payable and capital leases...................  200      844      1,031
  Accumulated deficit................................ (890)  (2,733)    (3,279)
  Total stockholders' deficit........................ (273)    (536)      (982)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors."

GENERAL

  The Company was formed in August 1993 for the purpose of developing and marketing cosmetic skin care products, including its Patches. The Company will reincorporate in Delaware before the Closing of this Offering.

  The Company has never been profitable and, at March 31, 1997, had a working capital deficit of $1,590,456 and an accumulated deficit of $3,278,954. The Company began shipping its first product, Antioxidant Skin Care Derms, in April 1995, and the Company's limited operating history makes the prediction of future operating results difficult. The Company does not believe that prior growth rates are necessarily indicative of future operating results. Future operating results will depend on many factors, including demand for the Company's products, the level of product and price competition, the Company's success in expanding the number of stores through which its products are sold and its other distribution channels, the ability of the Company to develop and market line extensions of its present products, the ability of the Company to control costs, general economic conditions and other factors. See "Risk Factors--Limited Operating History; History of Operating Losses; Going Concern Opinion; Accumulated Deficit."

  Approximately 36% of the Company's revenues from initial shipments in April 1995 to March 31, 1997 have been derived from the sale of products to Saks Fifth Avenue stores located in the United States. Revenues from sales to Saks Fifth Avenue stores accounted for approximately 88%, 37% and 15% of the Company's revenues for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively. The Company expects that the ratio of revenues from sales to Saks Fifth Avenue stores to its total revenues will continue to decrease. See "Risk Factors--Product and Customer Concentration" and "Business--Strategy." Revenues from sales to Self Care catalog, Matchbox Agency, Neiman Marcus and House of Fraser stores accounted for approximately 12%, 1%, 0% and 0% of the Company's revenues, respectively, for the year ended December 31, 1995, 16%, 2%, 11% and 18% of the Company's revenues, respectively, for the year ended December 31, 1996 and 11%, 36%, 18% and 0% of the Company's revenues, respectively, for the three months ended March 31, 1997. Total foreign sales accounted for 0%, 32% and 50% of the Company's revenues for the years ended December 31, 1995 and 1996 and three months ended March 31, 1997, respectively. The Company currently expects that revenues attributable to Antioxidant Skin Care Derms and other Osmotics label products will account for a significant portion of the Company's revenues in 1997. As a result, the Company's future operating results are dependent upon market acceptance of these products in both domestic and international retail outlets. There can be no assurance that the Company's products will achieve market acceptance or that the Company will be successful in marketing its products. A decline in demand for, or market acceptance of, Antioxidant Skin Care Derms, as a result of competition or other factors, would have a material adverse effect on the Company's business, operating results and financial condition. However, the Company began marketing products under the Wrinkle Patch label in October 1995 and began marketing the Spa-Sante label Patch in March 1996. Sales from these products accounted for approximately 26% and 13% of the Company's revenues for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. Revenues from sales of The Wrinkle Patch accounted for approximately 12% and 12% of total revenues for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively. Revenues from private label sales to third parties for sale under their own label accounted for approximately 0%, 2% and 41% of the Company's revenues for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

  The cosmetics, skin care and personal care business is highly competitive. Increased competition could result in price reductions, reduced transaction size, fewer customer orders and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Competition."

RESULTS OF OPERATIONS

 Years ended December 31, 1995 and 1996

  Revenues. Total revenues for 1996 were $1,254,800, compared with $328,465 for 1995. A major component of the increase was an increase in the volume of domestic retail sales of Osmotics label products. These revenues increased even though the Company engaged in only limited advertising during 1996. The Company also benefited from greater market awareness of the Company's products, stimulated in part by non-Company sponsored articles in television and print media about the Company's products. Another major component of the increase in revenues was revenues from sales of new products, primarily The Wrinkle Patch and, to a lesser extent, Spa-Sante label products. Revenues from international sales also contributed to the increase in 1996 compared to 1995. The Company did not have any revenues from international sales in 1995.

  Cost of Products Sold. Cost of products sold were $435,201 for 1996 compared to $160,000 for 1995. The increase was due primarily to the increase in volume of sales. Cost of products sold as a percentage of revenues was 34.7% for 1996 compared to 48.7% for 1995, due to the costs not increasing proportionately with higher volume of sales. The Company expects that the dollar amount of costs of products sold will increase with increases in product sales; however, there can be no assurance that margins with respect to increased sales will continue at the levels experienced to date. Margins will vary with the mix of products sold, unit sales prices, and actual material and manufacturing costs negotiated with vendors.

  Production Management. While the Company's products are manufactured by third parties, the Company is responsible for purchasing and procurement of inventory, arranging for product storage and coordination of shipments to customers. Primary components of production management include expenses relating to wages and salaries of the Company's personnel engaged in operating activities, payroll related costs, and travel. Production management expenses were $90,889 for 1996 compared to $66,059 for 1995. The increase was primarily due to increase in salary and salary-related items.

  Selling and Marketing. Selling and marketing expenses were $1,587,765 for 1996 compared to $600,087 for 1995. Major selling and marketing expenses include, among other things, development expenses relating to the Company's products, salaries, fringe benefits, public relations, advertising, trade shows and travel costs. The increase was primarily due to increase in personnel, accelerated travel requirements, promotional and advertising efforts, including attendance at trade shows, to introduce the Company's products, and greater sample costs.

  General and Administrative. General and administrative costs were $541,600 for 1996 compared to $292,742 for 1995. The increase was primarily due to increased expenses in the areas of salaries and salary related costs of personnel engaged in administrative functions, accounting and general services and costs such as rent, insurance, telephone, legal, postage, depreciation and financing expenses.

  Interest. Interest expenses increased to $443,480 for 1996 from $20,285 for 1995 primarily because of interest relating to promissory notes executed in 1994 and 1995, and amortization of the discount related to the Bridge Notes.

 Three Months Ended March 31, 1996 and 1997

  Revenues. Total revenues for the three months ended March 31, 1997, were $859,355, compared with $171,047 for the same period in 1996. The major components of the increase were increases in private label sales to third parties for sales under their own label and increases in the volume of domestic and international retail sales of Osmotics label products. The Company benefitted from significant advertising during the three months ended March 31, 1997. The Company also benefitted from greater market awareness of the Company's products, stimulated in part by non-Company sponsored articles in television and print media about the

Company's products. Revenues also increased from sales of new products, primarily The Wrinkle Patch and, to a lesser extent, Spa Sante label products.

  Costs of Products Sold. Cost of products sold were $369,698 for the three months ended March 31, 1997, compared to $82,722 for the same period in 1996. The increase was due primarily to the increase in volume of sales. Cost of products sold as a percentage of revenues was 43.0% for the three months ended March 31, 1997, compared to 48.0% for the same period in 1996, due to the costs decreasing with higher volume of sales. The Company expects that the dollar amount of costs of products sold will increase with increases in product sales; however, there can be no assurance that margins with respect to increased sales will continue at the levels experienced to date. Margins will vary depending on several factors, including the mix of products sold, unit sales prices, and actual material and manufacturing costs negotiated with vendors.

  Production Management. Production management expenses were $25,954 for the three months ended March 31, 1997, compared to $26,676 for the same period in 1996.

  Selling and Marketing. Selling and marketing expenses were $782,640 for the three months ended March 31, 1997, compared to $160,887 for the same period in 1996. Major components of selling and marketing expenses include, among other things, advertising, development expenses relating to the Company's products, salaries, fringe benefits, public relations, trade shows and travel costs. The increase was primarily due to increases in personnel, travel, promotional and advertising efforts, including attendance at trade shows, to introduce the Company's products, and greater sample costs. Selling and marketing expenses are expected to increase significantly after this Offering as a result of increased marketing efforts, both domestic and international, increased salaries and hiring of personnel, advertising and promotion and new product introductions and are expected to initially increase as a percentage of the Company's revenues until sales volume increases, if any, are achieved.

  General and Administrative. General and administrative costs were $99,283 for the three months ended March 31, 1997, compared to $79,843 for the same period in 1996. The increase was primarily due to increased expenses in the areas of salaries and salary related costs of personnel engaged in administrative functions, accounting and general services and costs such as rent, insurance, telephone, legal, postage, depreciation and financing expenses. The Company's operating expenses are expected to increase significantly as the result of anticipated increases in marketing efforts in the United States and internationally, introduction of the Company's products in a larger number of stores and through a greater number of channels, increases in personnel costs associated with the anticipated expansion in the Company's business and new costs related to being a public company (including directors and officers liability insurance and increased professional fees).

  Interest. Interest expense increased to $127,332 for the three months ended March 31, 1997, from $10,756 for the same period in 1996, primarily because of interest relating to promissory notes and Bridge Notes executed in 1996 and 1997, and amortization of the discount related to the Bridge Notes.

  As a result of the issuance of the Bridge Notes and Bridge Warrants, for financial statement purposes the estimated fair market value of the Bridge Warrants will represent a discount from the principal amount of the Bridge Notes. The amount of the discount has been amortized to interest expense over the contractual maturity of the Bridge Notes. Consequently, because the Bridge Notes will be repaid out of a portion of the net proceeds of this Offering, the Company will expense any remaining unamortized discount in the quarter in which this Offering is consummated. The amount of such expense, which will be a one-time charge, is expected to be approximately $94,000 and will cause the Company's reported net income for such quarter to be significantly lower (or reported net loss to be significantly higher) than it otherwise would be.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception in August 1993, the Company has financed its activities through the issuance of debt instruments and equity in private placement transactions and, to a lesser degree, from sales of products, which commenced in April 1995. From inception to March 31, 1997, the Company had received approximately $3,161,000 from debt and equity transactions, while sales in the same period were approximately $2,443,000. At March 31, 1997, the Company had approximately $83,000 in cash.

  Cash used in the Company's operations was $1,629,154 for the year ended December 31, 1996 compared to $735,081 for the year ended December 31, 1995, and $157,777 for the three months ended March 31, 1997 compared to $211,873 for the three months ended March 31, 1996. The increase in cash used in the Company's operations in 1996 compared to 1995 was primarily due to expansion of the Company's organization and increased sales. The decrease in cash used in the Company's operations for the first quarter of 1997 compared to the first quarter of 1996 was due primarily to an increase in accounts payable and accrued liabilities as of the end of the first quarter of 1997 compared to the first quarter of 1996. The Company did not have any material capital expenditures for 1995. Capital expenditures for 1996 consisted primarily of furniture and fixtures and computer equipment, which together totaled approximately $93,000. The Company did not have any material capital expenditures for the three months ended March 31, 1996 or for the three months ended March 31, 1997.

  From inception through March 31, 1997, the Company reported losses of $3,278,954. At March 31, 1997, the Company had a working capital deficit of $1,590,456. In the absence of this Offering, the Company will need additional funding to continue its operations through the remainder of 1997. Consequently, there is substantial doubt as to the ability of the Company to continue as a going concern. The Company's financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. If this Offering is delayed or suspended, other financing sources will be needed. The Company has no credit facility with a bank or other financial institution and no in-place source of capital. The Company intends to use a portion of the net proceeds of this Offering to repay the Bridge Notes and other outstanding indebtedness. See "Use of Proceeds." While the timing and amount of the Company's capital requirements cannot be predicted with accuracy, the Company believes that the net proceeds of the Minimum Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable at March 31, 1997, and cash expected to be generated from operations, will be sufficient to pay existing liabilities including notes payable and the Bridge Notes, but may be insufficient to satisfy other anticipated cash requirements for the 12 months after the date of this Prospectus, and that the Company may need to obtain additional funds during such 12-month period through public or private debt or equity financings, collaborative relationships, bank facilities or other arrangements. If the Maximum Shares are sold in this Offering, the Company believes that the net proceeds of the Maximum Offering, together with cash on hand, cash expected to be received upon payment of outstanding accounts receivable at March 31, 1997, and cash expected to be generated from operations, will provide adequate funding for the Company's anticipated cash requirements through at least 12 months after the date of this Prospectus. However, the Company's future liquidity and capital requirements will depend upon numerous factors, including the Company's success in increasing sales of existing products and introducing new products, expanding the channels through which the Company's products are sold, and operational costs controls. In general, however, the Company's cash requirements are expected to increase significantly over the next several years to meet new product development and implementation programs, and to fund anticipated marketing and sale activities associated with expended domestic and international opportunities. The Company may be required to raise additional funds through public or private debt or equity financing, collaborative relationships, bank facilities or other arrangements. There can be no assurance that the Company will not require additional funding sooner than anticipated or that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Risk Factors--Future Additional Capital Requirements; No Assurance Future Capital Will be Available."

  At March 31, 1997, the Company had net operating loss carryforwards "NOLs" for federal tax purposes of approximately $2,600,000. The Company's ability to use these NOLs to offset future taxable income may be subject to future restrictions under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

                                   BUSINESS

  The Company develops and markets cosmetic skin care products. The Company's current principal products are based on technology combining Patches with a special formulation of ascorbic acid (vitamin C), an antioxidant. The products, which currently include the Osmotics label Antioxidant Skin Care Derms, the Spa-Sante label Systeme C Patch and The Wrinkle Patch, are intended to reduce the appearance of fine facial lines and wrinkles. The Patches are placed on targeted wrinkles on a person's face to saturate the skin with the antioxidant. Antioxidants contained in certain current skin care lotions, creams or oils are exposed to the atmosphere and lose their antioxidant effectiveness, if not absorbed into the skin within a relatively short time after application, estimated by the Company to be approximately 40 minutes. In contrast, the Company's vitamin C formulation is protected by the Patch from the atmosphere and, therefore, can be absorbed over the recommended 10 hour period of treatment. Further, Patches maintain the purity of the vitamin C formulation and deliver the formulation to specific problem areas of the skin. Drug and Cosmetic Industry Magazine honored the Antioxidant Skin Care Derms in its December 1995 issue in the cosmetic skin care treatment packaging category. The Company has filed a U.S. patent application relating to certain aspects of its Patches.

  The Company believes that the skin care segment of the cosmetics market is large and growing. One industry source has estimated that revenues in the United States skin care products market were approximately $5.12 billion in 1994, representing approximately 24.6% of total revenues in the United States personal care products market. The same source projected that revenues in the United States skin care products market would be approximately $6.46 billion in 1997 and approximately $9.31 billion in 2001, representing a compound annual growth rate from 1994 to 2001 of 8.9%. The Company believes that a significant portion of recent past growth in revenues has come from the proliferation of alpha hydroxy acid ("AHA") products, which are not antioxidants. The Company believes that a portion of the future growth in revenues projected by the industry source will come from the sale of skin care products containing vitamin ingredients, such as the Company's vitamin C formulation. In the markets in which the Company intends to compete, the Company believes that the United States market typically comprises a significant portion of the overall worldwide market.

  The Company believes that the reasons for this continued growth of sales in the skin care products market include fundamental changes now taking place in demographic (aging population) and environmental factors, which are stimulating the need for innovative, more effective skin care products. The U.S. Bureau of Census has estimated that between 1993 and 2020, the number of individuals age 45 and over in the United States will increase by 59%, while those under age 45 in the United States will increase by only 7%. Furthermore, the first of the approximately 76 million "baby boomers" in the United States who were born between 1946 and 1960 turned 50 in 1996. The Company believes that the need for new skin care products will increase as the population ages because concern with the effects of aging on the skin increases with age.

BACKGROUND

  Skin wrinkles are caused by, among other things, free radicals. A free radical is an unstable oxygen molecule seeking, at the molecular level, to pair up with an electron. Free radicals can be created in the atmosphere by the exposure of oxygen to sunlight and pollution. Free radicals can also be created within a person's skin by natural metabolic processes. A free radical from the atmosphere can penetrate the top layer of a person's skin, called the lipid layer, and combine with a molecule in the next layer of skin which supports the lipid layer, called the collagen, thereby damaging the collagen. The collagen is weakened over time by this process, causing the lipid layer to lose its support and the skin to become more wrinkled. Antioxidants are molecules which can combine with and, as a result, neutralize free radicals. Antioxidants which are absorbed into a person's skin can thereby neutralize free radicals and reduce the appearance of fine lines and wrinkles in the skin.

  When exposed to the atmosphere, antioxidants can combine with free radicals in the atmosphere and lose their beneficial effect, or bioavailability, on the skin. Antioxidants contained in certain current skin care lotions, creams or oils are exposed to the atmosphere and as a result lose their bioavailability, if not absorbed into the skin within a relatively short time after application, estimated by the Company to be approximately 40 minutes.

SOLUTION

  The Company's current principal products, Antioxidant Skin Care Derms, the Spa-Sante label Patch and The Wrinkle Patch, combine transdermal cosmetic delivery skin patches ("Patches") with a special formulation of ascorbic acid (vitamin C), an antioxidant. The Patches are placed on targeted skin wrinkles to saturate the skin with the antioxidant. The vitamin C formulation, upon absorption into a person's skin, can neutralize damaging free radicals and, therefore, reduce the appearance of fine lines and wrinkles in the skin.

  Vitamin C is an unstable compound and loses bioavailability if exposed in solution form to the atmosphere. However, in powder form, vitamin C maintains bioavailability for up to five years. The Company's Patches store the vitamin C formulation in powder form, thereby extending its bioavailability. The vitamin C formulation is suspended in the raw polymer base of the Patches through a fabrication process that creates a porous matrix effect (a lattice work of interconnecting bonds) within the resulting Patch material. The vitamin C formulation mixes with the moisture of a person's skin and is absorbed into the skin. The vitamin C formulation is protected by the Patch from the atmosphere and, therefore, can be absorbed over the recommended 10 hour period of treatment. The Company recommends that each Patch be discarded after a single use and that a Patch be applied to the target area of skin three times a week.

  Skin patches sold by certain companies to deliver nicotine, estrogen or nitroglycerin can sometimes cause skin irritation from the penetration enhancers which they contain as well as from both the compounds in their adhesives and the strength of the adhesives (which can sometimes cause irritation when the patch is removed from the skin). However, the Company's Patches cause little skin irritation because they use lighter adhesives and do not contain penetration enhancers. Additionally, the Company provides an oil based formulation to aid in the removal of its Patches.

STRATEGY

  The Company's objectives are to be the leader in the marketing of skin care products that deliver antioxidants by means of skin patches, to remain the leader in that market segment and to expand its product line of other skin care products and compete in the cosmeceuticals market. The key elements of the Company's strategy to achieve this objective are as follows:

  Initial Product Launch into the Upscale Retail Market. The Company initially developed a product line, marketed under the Osmotics label, for the upscale retail market consisting of several products, including the Antioxidant Skin Care Derms. These products were initially launched into the upscale retail market in order to derive the credibility and prestige for the Osmotics brand customarily associated with success in that market. Antioxidant Skin Care Derms were introduced in April 1995 exclusively at certain Saks Fifth Avenue stores located in the United States. Saks Fifth Avenue provided support for the launch of this product. Introduction of the Company's products into the upscale market has been accompanied by positive media exposure in fashion magazines and newspapers, such as Elle, Self and Allure, from national and international beauty editors, who generally write about prestige market brands.

  Broader Channels of Distribution and Sales. The Company's strategy also includes marketing and selling products through a broader number of retail channels. The Company markets the Spa-Sante and The Wrinkle Patch labels to the broader retail market, but through different channels. The Spa-Sante label Patch is marketed to spas, beauty salons and estheticians and was introduced at the International Beauty Show in New York City, a large industry trade show, in March 1996. The Wrinkle Patch was first offered in October 1995 in Self Care catalog. The Company offers The Wrinkle Patch label products to several direct sale catalogs, through TV home shopping channels, through an infomercial, and through the World Wide Web. The Company also has entered in a number of agreements with third parties for private label sales by the third party, and intends to pursue other opportunities to enter agreements with other third parties for private label sales. The Company anticipates that it may ultimately sell a larger volume of products through these channels than through the upscale retail market, and that at some future date a greater portion of its total revenues may be comprised of sales of products through these channels compared to sales of products to the upscale retail market.

  Product Line Extensions. The Company believes that, if and as consumer awareness of its products using Patches increases, consumers may be more likely to try other related products sold by the Company. The Company currently markets several products as part of its different product lines. See "--Products." The Company expects to develop and market additional line extensions for all its various labels in the future, which might include, among others, (1) products using Patches to deliver stronger or different antioxidants than delivered by the Company's present products or a combination of such antioxidants, (2) products using Patches to deliver antioxidants to different parts of a person's body, (3) products using different shaped Patches to accommodate various facial contours, (4) products used to pre-treat the areas of skin to which Patches are to be applied, which, the Company believes, will enhance the effect of the antioxidants contained in the Patch and (5) hair, body and sun products.

  The Company believes that consumers of cosmetics products are increasingly less loyal to a particular brand name and, as a result, are less likely to purchase multiple types of products within a brand's product line unless those products satisfy specific needs of the consumers. The Company believes that this trend may have aided the Company's introduction of its Patches, but there can be no assurance that this trend will aid the Company's introduction of products in the future. See "Risk Factors--Brand Loyalty of Consumers of Cosmetics."

  International Distribution. The Company markets its products outside of the United States. As in the United States, the Company expects that ordinarily it will launch its products in a country by first selling products to upscale retailers, and then selling products into alternative retail channels. The Company launched its Osmotics label products, including Antioxidant Skin Care Derms, in the United Kingdom in May 1996 through the Dickins & Jones store located on Regent Street in London, England, a member of the House of Fraser group, which the Company believes serves the upscale retail market, and at five other House of Fraser stores, and has since launched products in other stores located in Europe and South America. The Company expects to launch products in other international locations during 1997. See "--Sales and Marketing."

PRODUCTS

  Products Using Patches. The Company's current primary products are Antioxidant Skin Care Derms, Spa-Sante label Patches and The Wrinkle Patch. These products are Patches containing a special formulation of ascorbic acid (vitamin C), an antioxidant. Each of these Patches has a unique shape that covers the fine lines around a person's eyes ("crow's feet"), upper lip, brow furrows or other targeted areas of the face, and saturates the skin with the antioxidant. This vitamin C formulation reduces the appearance of fine lines and wrinkles in a person's skin.

  The Spa-Sante label Patches and The Wrinkle Patch contain the same amount of vitamin C formula and have the same shape, but contain less vitamin C formula and have a slightly different shape than Antioxidant Skin Care Derms.

  Products Sold Under the Osmotics Label. The following products, in addition to the Antioxidant Skin Care Derms, are sold under the Osmotics label:

  . Hydrating Cleanser, which is a facial cleanser for normal, dry and sensitive skin types and contains humectants to help retain moisture in the skin.

  . Balancing Cleanser, which is a facial cleanser for normal and oily skin types and contains humectants, vitamin B6 to regulate oil production and ingredients to reduce irritation.

  . Calming Cleansing Milk, which is a mild cleanser for dry, sensitive or irritated skin types and contains soothing botanicals and ingredients to reduce redness and irritation.

  . Firming Tonic Facial Mist, which is a product containing natural botanicals and pure essential oils sprayed on the face to firm, tone and hydrate dry, mature skin.

  . Balancing Tonic Facial Mist, which is a product containing natural botanicals and pure essential oils sprayed on the face to regulate oil control, tone, and hydrate normal to oily skin.

  . Hydrating Complex SPF 15, which is a skin lotion containing antioxidant vitamins A, C and E that replenishes moisture with hyaluronic acid and other moisturizers and contains active sunscreen ingredients.

  . Balancing Complex SPF 15, which is a skin lotion containing vitamins A, B6, C, and E that replenishes moisture without oils and contains active sunscreen ingredients.

  . Intensive Moisture Therapy, which is a skin cream that hydrates and nourishes dry, damaged or dehydrated skin.

  . Antioxidant Eye Therapy, which is an eye gel containing botanicals to moisturize and diminish puffiness and dark circles under the eye.

  . Daily Eye Protection SPF 15, which is a skin cream designed to moisturize and protect skin around the eyes and contains active sunscreen ingredients.

  . Facial Renewal, which is a product to be applied at night containing alpha hydroxy acids, derived from sugarcane, buttermilk and citrus fruit, used to remove dry, dead surface cells.

  . Facial Refining Masque, which is an exfoliating masque containing natural enzymes to gently remove dead skin cells and refine the skin's texture.

  . Antioxidant Body Complex, which is a skin cream for the body with kalaya oil and antioxidant vitamins that moisturizes, firms, and strengthens the skin.

  . Lip Colors, which are treatment lipsticks available in six shades containing antioxidant vitamins, moisturizers and active sunscreen ingredients.

  Products Sold Under The Wrinkle Patch Label. The following products, in addition to The Wrinkle Patch, are sold under that label:

  . Tonic Facial Mist, which is a product sprayed on the face to firm, tone and hydrate dry, mature skin.

  . Two in One Cream, which is a skin cream containing Emu oil, alpha hydroxy acids and antioxidants.

  Product Development. The Company has completed the final formulation of, and is now in the testing and evaluation process for, emollients to be sold under the Spa-Sante line, which are to be used to pre-treat areas of the skin to which Patches are to be applied. The Company believes that use of these emollients will enhance the effect of the antioxidants contained in Patches subsequently applied to the target area. The Company designs and develops the concepts for new products internally. After developing the concept for a possible new product, the Company generally contracts with third party chemists and consultants to develop the specific formula for the possible new product. The Company tests that formula internally and then coordinates with such third parties to finalize the formulation for the potential product.

SALES AND MARKETING

  Antioxidant Skin Care Derms. The Company currently sells in the United States Antioxidant Skin Care Derms and line extensions of that product, including cleansers, moisturizers, toners, alpha hydroxy acid, and lipsticks under the Osmotics label to certain Saks Fifth Avenue, Neiman Marcus and Nordstrom stores.

  Outside the United States, the Company launched Osmotics label products, including Antioxidant Skin Care Derms, in the United Kingdom in 1996 at six House of Fraser stores located throughout the United Kingdom. In the fall of 1996, the Company launched products in Paris, France at a Galeries Lafayette store and in Geneva,

Switzerland at eight Pharmacies Principale stores. In January 1997, the Company launched products in France at Au Printemps, Samaritaine, Bon Marche, BHV and Perfumerie Sephora stores. In December 1996, the Company introduced products in Brazil and Ecuador. In May 1997, the Company launched products in over 50 pharmacies in Switzerland. The Company expects to launch products in additional countries in Canada, South America, Europe and Asia during 1997.

  The Company has entered into an agreement with a third party whereby the third party has the exclusive right to market and sell in France products manufactured by the Company under the Osmotics label. This agreement terminates in January 2000, and is renewable for successive three-year periods unless either party elects otherwise. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain performance goals.

  The Spa-Sante Line. The Spa-Sante label Patch is, and other products to be sold under the line by the Company are to be, directed at spas, beauty salons and estheticians. The Company has entered into an agreement with a third party whereby the third party has the exclusive right to market, sell and distribute all skin care products manufactured by the Company under the brand name Spa-Sante to professional beauty establishments, including spas and beauty salons, located in North America, Central America, Europe, the Middle East and Africa. The third party distributor will market, sell and distribute the products on behalf of the Company and retain a percentage of the selling price of the products sold. Beginning in 1997, the third party has agreed to pay all costs of sales. This agreement terminates in July 2001, and is renewable at the third party distributor's election for two successive five-year periods. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain performance goals.

  The Company has entered into an agreement with a different party, who holds 45,454 shares of Common Stock, whereby the third party has the exclusive right to market, sell and distribute all products manufactured by the Company in Japan, China, Korea, Taiwan, Hong Kong, Singapore, Thailand, Vietnam, Australia, New Zealand, the Philippines, Malaysia, Indonesia and all other Southeast Asian countries. The third party distributor will purchase for resale the products from the Company. This agreement terminates in December 2001, and is renewable at the third party distributor's election for two successive five-year periods. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain purchase or performance goals, and the Company is currently reviewing the third party's performance under the agreement, including whether the third party has satisfied the required purchase or performance goals.

  The Wrinkle Patch. The Wrinkle Patch was first offered in Self Care catalog and is now offered in several direct sale catalogs, including Barth's, Taylor Gifts, and Luminesence. The Company offered The Wrinkle Patch on Q2 Shopping Channel in February 1996, and on QVC in November 1996. The Company expects to offer The Wrinkle Patch in 1997 to self-select retail stores (stores where consumers select their own purchases without assistance of an in-store demonstrator).

  A thirty minute infomercial has been produced offering The Wrinkle Patch, which was shown first on United States regional cable television stations in September 1996. Sales of The Wrinkle Patch resulting from the airings, before the date of this Prospectus, of that infomercial were less than the Company expected. The Company expects to dub this infomercial into various foreign languages and show it in other countries. Additionally, an Infomercial Production and Product Management Agreement, dated as of March 5, 1996 (as amended, the "VideOne Agreement"), between the Company and VideOne Marketing, Inc. ("VideOne"), provides that VideOne, the third party producer of the infomercial, has the exclusive right worldwide, subject to certain exceptions,
(i) to manage the direct response marketing and airing of the infomercial and
(ii) to distribute The Wrinkle Patch, including updates and revisions, in certain direct response media categories. Notwithstanding VideOne's exclusive rights, the Company may seek an agreement with any other third party in these direct response media categories consistent with a general marketing plan developed by the Company and VideOne, but VideOne has a right of first refusal to enter into an agreement with the Company on the same terms. The agreement provides that this exclusivity terminates in March 1997, and is automatically renewable for two successive one-year periods provided certain stated performance goals are satisfied. The infomercial was financed in part by a third party, who is entitled to receive certain royalties from sales of the product from the infomercial. A dispute exists between the Company and VideOne concerning the parties' obligations and performance under the VideOne Agreement. See"--Legal Proceedings."

  Licensing. The Company has agreed to supply on a non-exclusive basis to a third party skin patches for inclusion in products to be sold by the third party under its own label in all countries, other than countries located in the Pacific Rim. The third party has agreed not to market and sell such products in the upscale market (which is defined in the contract), and the Company has agreed not to sell skin patches under the Osmotics trademark except in the upscale market. This agreement terminates in January 2002, and is renewable for successive five-year periods unless either party elects otherwise. The Company is pursuing additional opportunities to enter into agreements with third parties for private label sales by the third parties. The Company anticipates that as part of such arrangements, the third parties would pay the costs of any new product development. The Company expects to receive royalty fees from such licenses. There can be no assurance that the Company will be able to enter into any such additional licenses on terms attractive to the Company, and the Company does not anticipate receiving any royalty revenues from such licenses, if at all, until at least 1998.

  Other Agreements. The Company has entered into various agreements with third parties to market or distribute the Company's products in various territories including Venezuela, Greece, the Middle East and Brazil, and expects to enter into agreements with third parties to market or distribute the Company's products in various other countries, including Switzerland, Belgium, the Philippines and Chile. The agreements entered into to date have terms ranging from three to five years, subject to earlier termination if the third parties fail to satisfy performance goals.

  Public Relations. The Company's marketing efforts also include establishing and maintaining media relations with fashion magazines and other media outlets. News of the Company's products has been featured internationally as well as on several United States broadcasts including CNN Headline News. To date, the Company has received write-ups in over 25 United States publications and 20 foreign publications, including: Longevity, World Class, New Woman, The Rose Sheet, Women's Wear Daily, Beauty Fashion, Glamour, Beverly Hills, Harper's Bazaar, Self, Elle and Rocky Mountain News.

MANUFACTURING

  The Company currently obtains ingredients, packaging and final formulations from several third party suppliers and has not entered into a written agreement with any such supplier. Although the Company believes that all ingredients are presently obtainable and has identified additional third parties that could also supply such ingredients, there can be no assurance that the Company will continue to be able to obtain such ingredients from third parties at all or in sufficient quantities and on terms and conditions acceptable to the Company. The Company relies on a different third party contract manufacturer, named Franklin Medical, to assemble components into finished products. The Company has entered into a written agreement respecting confidentiality, but not supply requirements or otherwise, with this manufacturer. The Company believes that if this manufacturer were unexpectedly to stop assembling components into finished products for the Company, there would be a temporary adverse effect on the Company's ability to produce products on a timely basis, but that one or more contract manufacturers could be identified. The Company neither has nor plans to acquire the equipment and facilities necessary to manufacture its current and future products and is and will be dependent upon third party contract manufacturers for such production. There can be no assurance that the Company will continue to be able to obtain contract manufacturing on commercially acceptable terms for products in the quantities currently obtainable or that may be required in the future. Further, there can be no assurance that manufacturing or quality control problems will not arise at the manufacturing plant of the Company's present contract manufacturer. In addition, if the FDA were to determine that any of the Company's cosmetic products, including products that contain active sunscreen ingredients and that are labeled with a sun protection factor, are also drugs, those products would have to be manufactured in accordance with the FDA's current good manufacturing practice ("GMP") requirements for finished pharmaceuticals. See "Risk Factors--Suppliers; Manufacturing Limitations."

COMPETITION

  The cosmetics, skin care and personal care business is highly competitive. Increased competition could result in price reductions, reduced transaction size, fewer customer orders, and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition. The Company believes that the principal competitive factors affecting the cosmetics market include product uniqueness, product performance, the effectiveness of sales and marketing efforts and company reputation. There can be no assurance that the Company will compete successfully in the future with respect to these or other factors.

  The Company believes that no other company is currently marketing products using skin patch technology to deliver antioxidants to a person's skin for cosmetic purposes, although certain products using gauze pads to deliver antioxidants are presently sold by certain of the Company's competitors. The Company believes that other products currently utilizing transdermal delivery systems are sold primarily in prescription pharmaceutical markets for other than cosmetic use. However, the FDA recently approved the marketing of a consumer product, without the need for a prescription, for transdermal delivery of nicotine using a patch. There can be no assurance that products using patch technology to deliver antioxidants to a person's skin for cosmetic purposes do not exist or are not under development by others.

  Certain skin creams, lotions and oils currently sold by cosmetics companies, including the Cellex-C brand antioxidant serum, compete with the Company's comparable products. Additionally, Avon Products markets a vitamin C formula under the brand name Anew, which Avon claims, among other things, minimizes the appearance of fine lines and wrinkles. Some of the Company's current, and many of the Company's potential, competitors have significantly greater financial, marketing, product development, testing and other resources than the Company and sell their products more widely than the Company. As a result, they may have the capacity to respond more quickly to changes in customer requirements or to devote greater resources to the development, testing, promotion and sale of their products than the Company. It is possible that new competitors may emerge and rapidly gain significant market share. Additionally, it is possible current or new competitors might introduce competitive products which also utilize skin patch technology or other technology that produces results similar or superior to the Company's Patches or which are sold at a lower price than the Company's products in similar distribution channels. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on its business, operating results and financial condition. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company currently relies primarily on a combination of trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its technology. The Osmotics word logo and Antioxidant Skin Care Derms are registered U.S. trademarks of the Company. The Company has U.S. trademark applications pending for AKA RED, WRINKLE PATCH, THE NIGHTIME MIRACLE and SYSTEME C. The PTO has rejected the Company's trademark application for Spa-Sante. The Company has trademark registrations pending in Japan for OSMOTICS, Spa Sante, The Wrinkle Patch and SYSTEME C, in Korea for OSMOTICS and the Osmotics label, Spa Sante, The Wrinkle Patch and SYSTEME C, in the European Community for OSMOTICS and the Osmotics logo and in Eucador for OSMOTICS. There can be no assurance that any of these marks for which registration applications are pending will be registered.

  The Company filed one United States patent application in 1994 and filed a continuation in part of that patent application in 1995. The PTO has rejected all claims in these applications, alleging that the claimed inventions were obvious. In response, the Company filed a continuation in part application in 1996, accumulating subject matter of both prior patent applications and addressing, among other things, the use of the Patches as a method to deliver antioxidants. The PTO issued an initial office action in April 1997 which rejected all the claims of the 1996 continuation in part application on the basis that references not previously relied upon in the examination of the two earlier applications. The Company plans to respond in due course by arguing in favor of patentability. The Company also has filed an application under an international treaty designating various foreign countries for which the Company preserved certain rights in the event it files patent applications in any of those countries. The Company also intends to file additional patent applications in the PTO on various features of its products in the future, if appropriate. However, there can be no assurance that any patents will issue in any country with respect to currently pending applications or any future patent applications.

  The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on the pending patent application or any future patent application will exclude competitors or provide competitive advantages to the Company or that others will not claim rights in or ownership of the Company's rights which it regards as proprietary. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  Despite the Company's efforts to protect its rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products may prove to be difficult, and, while the Company is unable to determine the existence or amount of other products which now or in the future illegally duplicate the Company's products, such other products can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's rights which it regards as proprietary to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its rights will be adequate or that the Company's competitors will not independently develop similar products.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors--Protection of Intellectual Property."

GOVERNMENT REGULATION

  The Company and its cosmetic products are subject to regulation by the FDA and the Federal Trade Commission (the "FTC") in the United States, as well as by various other federal, state and local authorities. Such regulation relates primarily to the ingredients, packaging, labeling, advertising and marketing of the Company's products. Cosmetics do not require premarket notification to, or premarket approval by, the FDA, but must be properly labeled and manufactured. Failure to comply with FDA requirements in such matters can result in severe civil and criminal penalties, including seizure of product, injunction against production, distribution, sales, and marketing, and prosecution. The FTC oversees the advertising of cosmetic products, and prohibits false or misleading advertising. The FTC has a number of remedies available to it, including preliminary injunctive relief based on its "reason to believe" that an advertisement is false or misleading. See "Risk Factors-- Governmental Regulation."

  The Company believes that its products are cosmetics under the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), because the Company, as shown by its labeling, advertising, promotional, and other activities, intends that its products be applied to the body to cleanse, beautify, promote attractiveness or temporarily alter appearance. Such products meet the statutory definition of cosmetic. By contrast, the Company believes that its products are not drugs as defined in the FDC Act, because the Company, as shown by its labeling, advertising, promotional, and other activities, does not intend that they cure, mitigate, treat or prevent disease, or have other than a temporary effect on the structure or function of the body.

  There can be no assurance, however, that the FDA will not determine that some or all of the Company's products are new drugs (as well as or instead of cosmetics) based on ingredients, their concentrations or labeling, advertising, or promotional material. In particular, the FDA could determine that the Company's cosmetic products that contain active sunscreen ingredients and that are labeled with a sun protection factor ("SPF") are also drugs. Most over-the-counter ("OTC") drugs are marketed in the United States without FDA prior approval under FDA regulations that permit such OTC marketing if the FDA has issued a monograph with respect to that drug (including its ingredients and indication(s) (claims)), and the product and its labeling comply with that monograph. In a 1993 proposal to establish a monograph for OTC sunscreen drug products, the FDA tentatively concluded that the use of the term "sunscreen" on the label of a product causes it to be a drug, and that the use of the term SPF in the labeling of a product is a basis for the product to be considered a drug. The FDA also proposed that any final monograph based on the proposal be made effective twelve months after the date of publication of the final monograph. If the FDA adopts these tentative conclusions and finalizes the proposed monograph for OTC sunscreen drug products, the Company's products that contain active sunscreen ingredients and/or that are labeled with an SPF will have to (i) comply with the monograph with respect to ingredients (or remove ingredients not covered by the monograph), indications (claims) and labeling, among other things, (ii) be covered by individual marketing approvals from the FDA (as discussed below), (iii) be relabeled to eliminate any mention of SPF, sunscreen or the like, or (iv) be removed from the market. The Company believes that any changes to its products, ingredients, indications or labeling resulting from the FDA's issuance at a future date of a final monograph, if it applies to the Company's products in question, would not have a material adverse effect on its business, operating results or financial condition.

  The preclinical and clinical testing, manufacture, labeling, distribution, sale, advertising, and marketing of new drugs are subject to extensive and rigorous regulation by the FDA, and before they can be marketed new drugs must undergo an extensive regulatory approval process. This process, the successful completion of which cannot be assured in a timely manner or at all, includes preclinical studies and clinical trials of each compound to establish its safety and effectiveness and confirmation by the FDA that good laboratory, clinical and manufacturing practices were maintained during testing and manufacturing. The process can take many years and requires the expenditure of substantial resources. There can be no assurance as to when, if ever, any required FDA approvals would be obtained. There can be no assurance that the Company's current or future products will not be regulated by the FDA as new drugs, nor can there be any assurance that any future requirements will not have a material adverse effect on the Company's business, financial condition or results of operations or on the market price of the Common Stock.

  Following drug discovery, the steps required before a new pharmaceutical product may be marketed in the United States include (1) preclinical laboratory and animal tests, (2) the submission to the FDA of an application for an investigational new drug ("IND"), (3) clinical and other studies to assess safety and parameters of use, (4) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug, (5) the submission of a new drug application ("NDA") to the FDA and (6) FDA approval of the NDA prior to any commercial sale or shipment of the drug.

  Typically, preclinical studies are conducted in the laboratory and in animal model systems to gain preliminary information on the drug's pharmacology and toxicology and to identify any potential safety problems that would preclude testing in humans. The results of these studies are submitted to the FDA as part of the IND application. Testing in humans may commence 30 days after submission of the IND by the FDA unless the FDA objects, although companies typically wait for affirmative approval from the FDA before commencing such testing. A three phase clinical trial program is usually required for FDA approval of a pharmaceutical product. Phase I clinical trials are designed to determine the metabolism and pharmacologic effects of the drug in humans, the side effects associated with increasing doses, and possibly, to obtain early indication of efficacy. Phase II studies are conducted in an expanded population to evaluate the effectiveness of the drug for a particular indication and thus involve patients with the condition under study. These studies are also intended to elicit additional safety data on the drug, including evidence of the short-term side effects and other risks associated with the drug. Phase III studies are generally designed to provide the substantial evidence of safety and effectiveness of a drug required to obtain FDA approval. The designation of a clinical trial as being of a particular phase is not necessarily indicative that such a trial will be sufficient to satisfy the requirements of a particular phase. For example, no assurance can be given that a Phase III clinical trial will be sufficient to support an NDA without further clinical trials. The FDA monitors and inspects the progress of each of the three phases of clinical testing and may alter, suspend or terminate the trials based on the data that have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. The total time required for completing such clinical testing typically is many years. Upon completion of clinical testing which the sponsor believe demonstrate that the product is safe and effective for a specific indication, an NDA may be submitted to the FDA. This application includes details of the manufacturing and testing processes, preclinical studies and clinical trials. FDA approval of the NDA is required before the applicant may market the new product in the United States. The FDA may refuse to approve an NDA if applicable statutory and/or regulatory criteria are not satisfied, or may require additional testing or information.

  Even after initial FDA approval had been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment in clinical indications other than those for which the product was initially tested. The FDA may also require post-marketing testing and surveillance programs to monitor the drug's effects.

  Once the sale of a product is approved, the FDA regulates production, distribution, marketing, advertising and other activities under the FDC Act and the FDA's implementing regulations. All manufacturing facilities, methods and controls used for the manufacturing, processing, packing or holding of drug products must be operated in conformity with FDA's GMP requirements. A post-marketing testing, surveillance and reporting program may be required to continuously monitor the product's usage and effects. Product approvals may be withdrawn, or other actions may be ordered, or sanctions imposed if compliance with regulatory requirements is not maintained.

  In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other similar federal, state and local regulations governing permissible laboratory activities, waste disposal handling of toxic, dangerous or radioactive materials and other matters. The Company believes that it is in compliance in all material respects with such regulations.

EMPLOYEES

  At March 31, 1997, the Company had 12 full-time employees, including three persons engaged in direct sales functions at retail store locations. The remaining nine persons are engaged in various corporate functions. In addition, at March 31, 1997, there were 17 persons working in retail stores for whom the Company was responsible for all or a portion of their salary. Of those 17 persons, 13 were in the United States. The Company plans to hire additional employees in 1997, including a Controller and additional administrative, sales and marketing personnel.

  The loss of any of the Company's senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, operating results and financial condition, including its ability to attract employees. In particular, the loss of Steven S. Porter, who is the Company's President, Chief Executive Officer and Chairman of the Board, or Francine E. Porter, who is the Company's Executive Vice President, Secretary and Treasurer, would have a material adverse effect on the Company's development and marketing efforts. None of the Company's employees is represented by a labor union or is the subject of a collective bargaining agreement with respect to his or her employment by the Company. The Company has never experienced a work stoppage and believes that its employee relations are good. See "Risk Factors--Management of Growth" and "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company's principal administrative, sales and marketing offices are located in approximately 4,000 square feet of space in Denver, Colorado. The lease relating to this office space expires in October 1999. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

  During 1995 and 1996, the Company sold Common Stock to several investors in private placement transactions. In certain states in which securities were sold, the Company may not have complied with all applicable requirements in order to satisfy the exemptions from the registration or qualification requirements in those states. Pursuant to the provisions of applicable state laws, the Company delivered to certain stockholders, none of whom is affiliated with the Company or any of its directors or officers, offers to repurchase the shares they acquired, and under the laws of such states the failure to accept such offers made in compliance with such state laws within certain time periods (generally, 30 days from receipt of such offer) terminates such purchasers' rescission rights under such state laws. All of those stockholders have declined in writing the Company's offer to repurchase their shares. As a result, the Company believes that the stockholders no longer have rescission rights under such state laws respecting their shares.

  From October through December 1996, in Additional Closings of the Bridge Financing, the Company issued Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants to purchase an estimated approximately 41,667 shares of Common Stock. Such issuances may not have complied with all applicable requirements to satisfy exemptions from the registration or qualification requirements under securities laws of the United States and certain states in which those securities were issued, possibly entitling the purchasers of those securities to certain remedies, including rescission rights, and possibly subjecting the Company and its officers and directors to potential sanctions. The Bridge Notes will, however, be repaid in full at the closing of this Offering, and to date no purchaser has made a claim for rescission or other remedies. As a result, the Company believes that even if such transactions were found to have violated federal or state securities laws, such violations would not have a material adverse effect on the Company's business, operating results or financial condition, although there can be no assurances that this would be the case.

  On March 5, 1997, VideOne filed a complaint against the Company and its President and Chief Executive Officer, Steven S. Porter, in District Court, Arapahoe County, State of Colorado. The lawsuit alleges various breaches of the VideOne Agreement. VideOne alleges that the VideOne Agreement provides that VideOne and the Company would share the costs of and produce an infomercial for The Wrinkle Patch. VideOne also claims it had the sole and exclusive worldwide right during the term of the agreement to manage direct response marketing, namely, television; print media; outbound telemarketing; package inserts; catalogs; radio; televised shopping; credit card syndication; direct mail; seminars; and Internet web sites. VideOne claims the Company did not cooperate with and systematically frustrated VideOne's efforts in producing the infomercial and in marketing The Wrinkle Patch products. VideOne's complaint asserts claims for breach of contract; breach of covenant of good faith and fair dealing; fraud; negligent misrepresentation; intentional interference with contractual relations; and interference with prospective business advantage. VideOne seeks monetary damages, attorneys' fees, pre- and post-judgment interest, costs and other expenses of litigation. VideOne alleges its compensatory damages are no less than $1,000,000. VideOne also seeks exemplary damages.

  The Company and Mr. Porter submitted their answer and counterclaim on March 31, 1997. The Company denies the substantive allegations contained in VideOne's complaint. As affirmative defenses, the Company alleges that it was fraudulently induced to enter into the VideOne Agreement; that VideOne's claims are barred by failure of consideration; that VideOne's claims are barred by its material breaches of the VideOne Agreement; that VideOne's claims are barred by its failure to give timely and adequate notice of alleged breaches; that VideOne's claims are barred because the VideOne Agreement fails in its essential purpose; that VideOne's claims are barred because the terms and provisions of the VideOne Agreement are too vague and indefinite to be enforced; that VideOne's claims are barred by waiver, estoppel and laches; that VideOne's claims sounding in tort are barred in whole or part by VideOne's own fault pursuant to state law; that VideOne's claims sounding in tort are barred in whole or part by the fault attributable to responsible nonparties pursuant to state law; and that VideOne's claims based upon the Company's alleged representations are barred by the merger clause of the VideOne Agreement.

  The Company also filed counterclaims against VideOne and Richard M. Bartenburg, Jr., a director and its Chief Executive Officer and President, and David Cohen, its Chairman of the Board of Directors and Executive Producer. The Company's counterclaims allege that the Company was fraudulently induced to enter into the VideOne Agreement; that VideOne breached the warranties contained in the VideOne Agreement; that VideOne breached the VideOne Agreement; that VideOne and the individuals violated the Colorado Deceptive Trade Practices Act; that VideOne and the individuals intentionally interfered with the Company's prospective business advantage; that VideOne and the individuals intentionally interfered with the Company's contractual relations; and that VideOne abused process. The Company seeks money damages, interest, costs, injunctive relief and declaratory relief.

  The lawsuit is in its preliminary stages. Discovery has not yet commenced. The Company intends to vigorously defend the claims made against it by VideOne and to vigorously prosecute its claims against VideOne.

  Although the Company believes that the matters raised in the VideOne complaint will be resolved without material liability to the Company, there can be no assurance that this will be the case and, if VideOne were finally to prevail in its claims against the Company, such outcome could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company is subject to various claims and business disputes in the ordinary course of business; however, the Company is unaware of any present claims or disputes which would have a material adverse effect on the Company's business, operating results or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, and their ages and positions, are as follows:

            NAME          AGE                     POSITION
            ----          ---                     --------
   Steven S. Porter           President, Chief Executive Officer and Chairman
                          47  of the Board
   Francine E. Porter         Executive Vice President, Secretary, Treasurer
                          37  and Director
   Thomas G. Wiley        69  Chief Financial Officer and Director
   Suzanne J. Porter      49  Vice President, Operations
   S. Herbert Ostern      66  Vice President, International Sales
   Marvin J. Rosenblum(1) 54  Director
   Richard G. Hartigan(1)     Senior Vice President, Corporate Development and
                          60  Director

--------
(1) Member of Compensation Committee.

  Each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the Board of Directors (the "Board").

  Steven S. Porter is a co-founder of the Company and has served as its President and Chief Executive Officer and Chairman of the Board since its inception in August 1993. In January 1986, Mr. Porter and two other persons founded GDP Technologies, Inc. ("GDP"), and from that time until August 1993, Mr. Porter served as Executive Vice President of that company. GDP is currently an inactive corporation, and Mr. Porter has devoted, and after this Offering is expected to devote, substantially all of his business time and efforts to the business of the Company.

  Francine E. Porter, the wife of Steven S. Porter, is a co-founder of the Company and has served as its Executive Vice President and a director since its inception in August 1993. From March 1993 to August 1993, Mrs. Porter served as a make-up artist for Bobbi Brown Professional Cosmetics. From April 1990 to March 1993, Mrs. Porter was self-employed on a part-time basis, providing services as a make-up artist to a number of businesses in the cosmetics industry.

  Thomas G. Wiley has served as the Chief Financial Officer and a director of the Company since January 1994. From October 1989 until January 1994, Mr. Wiley was retired. From September 1988 through October 1989, Mr. Wiley served as the President of TexPort Inc., a computer-related enterprise. From November 1984 to September 1988, Mr. Wiley was retired. From August 1980 to November 1984, Mr. Wiley served as the President of Computer Elections Systems, the largest manufacturer of computerized voting equipment in the United States. From March 1973 until October 1984, Mr. Wiley served as Executive Vice President of Hale Technology, a venture capital firm. From July 1964 to December 1972, Mr. Wiley served as Vice President, Finance of Electronic Memories and Magnetics, an NYSE listed company engaged primarily in manufacturing components and subsystems for computers.

  Suzanne J. Porter, sister of Steven S. Porter, has served as the Vice President, Operations of the Company since November 1993. From May 1989 to October 1993, Ms. Porter served as Vice President, Operations for GDP. From June 1974 to April 1989, Ms. Porter served in several positions for Business Records Corporation and its predecessor, including as Vice President, Services and Support.

  S. Herbert Ostern has served as the Vice President, International Sales of the Company since January 1994. Since June 1991, Mr. Ostern has provided independent consulting services to a number of cosmetics companies. From April 1969 to June 1991, Mr. Ostern served as Senior Vice President and the Regional Director for Estee Lauder International.

  Marvin J. Rosenblum has served as a director of the Company since January 1995. Since 1973 he has been an attorney in private practice in Chicago, Illinois, concentrating in financial transactions, and licensing and technology transfer arrangements in Europe and Asia.

  Richard G. Hartigan, Jr. has served as Senior Vice President, Corporate Development and a director of the Company since February 1997. Since January 1995, Mr. Hartigan has served as the managing director of the Hartigan Group, which provides marketing advice to cosmetics companies. From October 1990 to January 1995, Mr. Hartigan served as President and Chief Executive Officer of Lancaster Group, a cosmetics company. From September 1965 to September 1990, Mr. Hartigan was employed by Estee Lauder, a cosmetics company, in several positions, the last of which was Executive Vice President.

SCIENTIFIC ADVISORY PANEL

  The Company has engaged certain industry experts for the purpose of consultation and advice regarding various aspects of its business plan, product design and development and other matters relating to the Company. The nature, scope and frequency of the consultations between the Company and each adviser varies depending on the Company's current activities, the need for scientific advice and the individual scientific adviser. Although the Company expects to receive guidance from its advisers, each of the advisers has substantial commitments to third parties and is able to devote only a small amount of time to the affairs of the Company. The Company's Scientific Advisory Board includes:

              NAME                       OCCUPATION/TITLE
              ----                       ----------------
   Bernard Idson, Ph.D.        Professor of Pharmacy, Pharmaceutical and
                               Cosmetic Consultant, Drug Dynamic Institute,
                               University of Texas
   Joe M. McCord, Ph.D.        Professor of Medicine, Head, Division of
                               Biochemistry and Molecular Biology, Webb-Waring
                               Institute for Biomedical Research, University of
                               Colorado
   Guy F. Webster, M.D., Ph.D. Associate Professor of Dermatology, Director of
                               the Center for Cutaneous Pharmacology, Thomas
                               Jefferson University Medical College
                               (Philadelphia, Pennsylvania)


DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board. Directors are eligible to participate in the Incentive Plan, and outside directors are eligible to participate in the Directors Plan. See "--Employee Benefit Plans."

  In March 1996, each person who at the time was a director received a non-qualified stock option to purchase 15,909 shares of Common Stock at an exercise price of $4.40 per share. Each option is exercisable as to 6,818 shares upon grant and as to approximately 454 of the remaining shares each month thereafter commencing April 1, 1996. These options expire on March 24, 2001.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company by, in all capacities during 1996,
(i) the Company's chief executive officer and (ii) the Company's other executive officers whose salary and bonus (including consulting fees) exceeded $100,000 during 1996 (of which there were none) (each a "Named Executive Officer").

                          SUMMARY COMPENSATION TABLE

                                          ANNUAL               LONG-TERM
                                       COMPENSATION       COMPENSATION AWARDS
                                    ------------------ --------------------------
                                                       SECURITIES
                                                       UNDERLYING    ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR SALARY($) BONUS($) OPTIONS(#) COMPENSATION($)
 ---------------------------   ---- --------- -------- ---------- ---------------
 Steven S. Porter............  1996  $67,500   $ --      15,909         --
  President, Chief Executive
   Officer
   and Chairman of the Board

  Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1996 to each of the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------
                            NUMBER OF     PERCENT OF
                           SECURITIES   TOTAL OPTIONS
                           UNDERLYING   GRANTED DURING
                             OPTIONS        FISCAL     EXERCISE PRICE EXPIRATION
NAME                      GRANTED(#)(1)   1996(%)(2)     ($/SH)(3)       DATE
----                      ------------- -------------- -------------- ----------
Steven S. Porter.........    15,909          15.4%         $4.40       03/24/01

--------
(1) The option is exercisable with respect to 6,818 of the shares upon grant and approximately 454 of the remaining shares monthly thereafter commencing April 1, 1996.

(2) Based on an aggregate of 103,060 options granted by the Company in the year ended December 31, 1996 to employees of and consultants to the Company, including the Named Executive Officer.

(3) The exercise price per share of the option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.

  Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth the information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1996.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                              OPTIONS/SARS AT DECEMBER   IN-THE-MONEY OPTIONS AT
                           SHARES     VALUE        31, 1996(#)(1)        DECEMBER 31, 1996($)(2)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
NAME                     EXERCISE(#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Steven S. Porter........      --        --      10,909        5,000       17,454        8,000

--------
(1) Does not include 100,000 shares of Common Stock issuable upon exercise of an option to be granted concurrently with the effective date of this Offering, at an exercise price equal to 110% of the initial public offering price of the Shares offered hereby.
(2) Based on an initial public offering price of $6.00 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

  No Named Executive Officer exercised any options in fiscal 1996, and no Named Executive Officer acquired shares upon the exercise of stock options during 1996.

EMPLOYMENT AGREEMENTS

  The Company is party to employment agreements with Steven Porter and Francine Porter. The agreements become effective upon the closing of this Offering. The agreements provide that the officer will devote all of his or her business time and energy to the affairs of the Company. The agreements have a term of three years and provide for annual salaries to Steven Porter and Francine Porter of $100,000 and $75,000, respectively. The agreements provide for grants of new stock options to Steven Porter and Francine Porter to purchase 100,000 and 50,000 shares, respectively, at an exercise price equal to 110% of the initial public offering price of the Shares. The options will become immediately exercisable upon grant with respect to 25,000 shares as to Mr. Porter and 12,500 shares as to Mrs. Porter, and the options will vest as to the remaining 75,000 shares and 37,500 shares, respectively, over three years, one-third at the end of each year. Either the Company or the officer may terminate the agreement at any time upon notice to the other party. The agreements provide that upon a termination of employment without cause, the officer is entitled to severance compensation of the lesser of 18 months or the remaining term of the agreement (but in no event less than 6 months) of his or her salary, which would be paid at the same time as salary payments would otherwise have been paid. The Company also has a number of agreements with other officers describing certain terms of their employment. See "Certain Transactions."

EMPLOYEE BENEFIT PLANS

  1997 Equity Incentive Plan. In February 1997, the Board adopted the 1997 Equity Incentive Plan (the "Incentive Plan") and reserved a total of 300,000 shares of Common Stock for issuance thereunder. The Company's stockholders are expected to approve the Incentive Plan before the effective date of this Offering, and upon such approval the Incentive Plan will become effective upon the effective date of this Offering. Of the shares reserved for issuance under the Incentive Plan, options to purchase a total of 150,000 shares of Common Stock will be granted to Steven Porter and Francine Porter upon the effectiveness of this Offering. Shares that (i) are subject to an option under the Incentive Plan but cease to be subject to such option for any reason other than exercise of such option, (ii) are awarded under the Incentive Plan but are forfeited or are repurchased by the Company at the original issue price or
(iii) are subject to an award that otherwise terminates without shares being issued will, in each case, be redesignated as available for grant or issuance under the Incentive Plan.

  The Incentive Plan provides for the grant of stock options and stock bonuses and the issuance of restricted stock by the Company to its employees, officers, directors, consultants, independent contractors and advisers. No person will be eligible to receive more than 250,000 shares in any calendar year pursuant to grants under the Incentive Plan. The Incentive Plan is currently administered by the Compensation Committee of the Board (the administrator referred to as the "Committee"), consisting of Messrs. Hartigan and Rosenblum. The Incentive Plan permits the Committee to grant options that are either incentive stock options, as defined in Section 422 of the Code, or nonqualified stock options, on terms (including the exercise price, which may not be less than 85% of the fair market value of the Common Stock, and the vesting schedule) determined by the Committee, subject to certain statutory and other limitations in the Incentive Plan. In addition to, or in tandem with, awards of stock options, the Committee may grant participants restricted stock awards to purchase Common Stock for not less than 85% of its fair market value at the time of grant. The other terms of such restricted stock awards may be determined by the Committee. The Committee may also grant stock bonus awards of the Company's Common Stock either in addition to, or in tandem with, other awards under the Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. Under the Incentive Plan, stock bonuses may be awarded for the satisfaction of performance goals established in advance. In the event of a merger, consolidation or similar corporate transaction, any or all outstanding awards under the Incentive Plan may be assumed, converted, replaced or substituted by the successor corporation (if any), which assumption, conversion, replacement or substitution will be binding on all participants in the Incentive Plan. In the event such successor corporation (if any) does not assume or substitute awards, the vesting of such awards will accelerate and such awards will be exercisable in full at such times and on such conditions as the Committee determines. The Incentive Plan will terminate in February 2007, unless terminated earlier in accordance with its provisions.

  Directors Plan. In February 1997, the Board adopted the 1997 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 50,000 shares of Common Stock for issuance thereunder. The Company's stockholders are expected to approve the Directors Plan before the effectiveness of this Offering, and upon such approval the Directors Plan will become effective upon the effectiveness of this Offering. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board on or after the date that the Directors Plan becomes effective will automatically be granted an option to acquire 15,000 shares on the date such director first becomes a director. At each annual meeting of stockholders of the Company, each eligible director will automatically be granted an additional option to purchase 1,000 shares if such director has served continually as a member of the Board since the date of the last annual meeting of stockholders. All options issued under the Directors Plan will vest as to 1/48 of the shares subject to the option per month after the date of grant, provided the optionee continues as a member of the Board or as a consultant of the Company. The exercise price of all options granted under the Directors Plan will be the fair market value of the Common Stock on the date of grant. In the event of a dissolution, a merger in which the Company is not the surviving corporation, a sale of substantially all the assets of the Company or certain other transactions, the successor corporation may assume the outstanding options issued under the Directors Plan or may substitute equivalent options or substantially similar consideration. In the event such successor corporation refuses to assume or substitute those options, the vesting of such options will accelerate and such options will be exercisable in full at such times and on such conditions as the Committee determines.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  The Company intends to enter into indemnity agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Bylaws of the Company provide that (i) the Company is required to indemnify its directors and officers to the maximum extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the maximum extent permitted by the DGCL, the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive and (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

  As permitted by the DGCL, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  After this Offering, the Company intends to seek to obtain directors and officers liability insurance.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

  Since January 1, 1994, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock or any member of the immediate family of any such person, had or will have a direct or indirect material interest other than compensation agreements, see "Management," and as described below.

  The Company was founded by Steven S. and Francine E. Porter and incorporated in August 1993. Mr. and Mrs. Porter received a total of 454,545 shares of Common Stock in consideration of past services to the Company. Mr. and Mrs. Porter subsequently transferred 2,362 of these shares to two third parties. In August 1993, Scott Thring received 13,636 shares of Common Stock for services rendered to the Company, and an option to purchase 13,636 shares of Common Stock at an exercise price of $.22 per share, all of which are now exercisable. In November 1993, the Company entered into a letter agreement with Suzanne J. Porter, the sister of Steven Porter, to obtain her services as Vice President, Operations, pursuant to which the Company issued to her 113,636 shares of Common Stock for services rendered to the Company. In December 1993, the Company entered into a letter agreement with David Ross to obtain his services as Vice President, Sales and Marketing, and Mr. Ross received a total of 113,636 shares of Common Stock for services rendered to the Company. In January 1994, the Company entered into a letter agreement with
S. Herbert Ostern to obtain his services as Vice President of International Sales, pursuant to which the Company issued to him 22,727 shares of Common Stock for services rendered to the Company, granted him an option to purchase 22,727 shares of Common Stock at an exercise price of $.22 per share, exercisable as to 50% of the shares after one year of his continuous employment and as to the remaining shares after two years of his continuous employment, and agreed to pay him a commission of .5% of certain of the Company's international net sales to be paid quarterly in arrears as long as he remains an employee. Also in January 1994, the Company entered into a letter agreement with Thomas G. Wiley to obtain his services as Chief Financial Officer, pursuant to which the Company issued to him 22,727 shares of Common Stock for services rendered to the Company and granted him an option to purchase 22,727 shares of Common Stock at an exercise price of $.22 per share, exercisable as to 50% of the shares after one year of his continuous employment and as to the remaining shares after two years of his continuous employment. In the aggregate, the Company issued 740,907 shares of Common Stock to Mr. and Mrs. Porter, Ms. Suzanne Porter, Mr. Ross, Mr. Thring, Mr. Wiley, and Mr. Ostern through April 1994. At the time of issuance of these shares, the Company was being organized and operating activities had not commenced. Consequently, for financial reporting purposes these shares were deemed to be founders stock of nominal value at the date of issuance.

  On April 17, 1995, Steven and Francine Porter, who are directors and executive officers of the Company, assigned to the Company for nominal consideration all right, title and interest they had in their invention described in a patent application titled "Skin Care Composition And Methods," and any United States and foreign patents, and any applications which might then or thereafter be filed for the described invention.

  The Company paid to Edward Lewis, who was a director of the Company until February 1997, a total of $23,510 between April 1996 and June 1996, and in April 1996 issued to Mr. Lewis 15,673 shares of Common Stock for services rendered to the Company.

  Between June 1995 and June 1996, the Company issued to Hillary Management, S.A., 136,440 shares of Common Stock at purchase prices between $1.10 per share and $4.40 per share. Certain members of Edward Lewis' family have a beneficial interest in 21,629 of these shares.

  The Company borrowed certain amounts from several investors between November 1994 and July 1995 (the "1995 Note Financing"), giving to each such investor a promissory note and an option to purchase a stated number of shares of Common Stock. In connection with the 1995 Note Financing, Thomas G. Wiley, a director and Chief Financial Officer of the Company, loaned the Company $20,000, evidenced by a promissory note dated July 7, 1995. The note is due at the earlier of September 30, 1996 or completion of this Offering. To secure payment, Steven Porter pledged 40,000 shares of his stock in GDP. In addition, on July 7, 1995, the Company granted Mr. Wiley an option to purchase 9,090 shares of Common Stock at an exercise price of $1.10 per share exercisable until the earlier of July 7, 2000, or the effective date of this Offering. The exercise price may be paid by, among other means, cancellation of outstanding indebtedness of the Company owed to Mr. Wiley.

  In January 1995, Marvin Rosenblum, a director of the Company, entered into an agreement with the Company, pursuant to which (i) Mr. Rosenblum agreed to provide financial consulting services and assist the Company in evaluating its general business and planning, (ii) the Company sold to Mr. Rosenblum 68,181 shares of Common Stock at $0.73 per share, (iii) the Company granted to Mr. Rosenblum an option, exercisable through April 30, 1995, to purchase 68,181 shares of Common Stock at an exercise price of $1.10 per share and (iv) Steven and Francine Porter granted Mr. Rosenblum an option to purchase 68,181 shares of Common Stock which they owned, at an exercise price of $1.10 per share, with a term ending February 1, 2000. In April 1995, Mr. Rosenblum partially exercised the 68,181 share option by purchasing 45,454 shares of Common Stock, and transferred those shares to a third party. The remainder of that option expired unexercised. In July 1995, the Company granted a five-year option to Mr. Rosenblum to purchase 22,727 shares of Common Stock at an exercise price of $1.10 per share. In connection with these transactions, the Company granted Mr. Rosenblum piggyback registration rights and a right of first refusal to purchase his pro rata share of certain future issuances of Common Stock, and the Company and the Porters granted Mr. Rosenblum certain "tag along" rights to sell a portion of his shares if any beneficial holder of 5% or more of the Common Stock sold his shares. These rights of first refusal and tag along rights terminate upon the registration of any class of the Company's securities under the Exchange Act.

  In November 1994, certain stockholders of the Company, including Steven and Francine Porter, Suzanne Porter, Thomas Wiley and Scott Thring, executed an agreement which, except in cases of transfers to certain family members of such stockholders, granted a right of first refusal to the Company, and a right of second refusal to the stockholders in the event any existing stockholder desired to transfer his or her shares of Common Stock to any third party. Under these rights, first the Company, and if the Company elected not to exercise such right then the stockholders, could purchase the stock from the selling stockholder at the same price and on the same terms as those offered by the third party purchaser. This transfer restriction continued up to six months after the closing of any initial public offering of Common Stock, or such longer period, not to exceed one year from the date of the initial public offering, as requested by the underwriters. In addition, the agreement required that any person who acquired shares from such stockholders after the date of its execution agree, as a condition of ownership, to the restrictions described above. In June 1996, this agreement was terminated by mutual agreement among the parties.

  In August 1994, the Company issued to Dermal Technologies, Inc. 90,909 shares of Common Stock in exchange for (i) the assignment to the Company of all Dermal Technologies' right, title and interest in certain transdermal delivery technology and (ii) the introduction to Dermal Technologies' major component suppliers. Additionally, for the services of Dermal Technologies' principals in obtaining an agreement between the Company and a third party to commercialize certain of the Company's products, the Company granted Dermal Technologies royalty rights, based on sales of certain of its products, which terminate on the close of this Offering. Such royalty payments have not been significant.

  Also in 1994, the Company entered into letter agreements with Bernard Idson, Ph.D., Guy F. Webster, M.D., Ph.D., and Joseph M. McCord, Ph.D. to retain their services as members of the Company's Scientific Advisory Board. Pursuant to these agreements, the Company granted each adviser an option to purchase 4,545 shares of Common Stock at an exercise price of $.22 per share and agreed to pay each consultant a retainer of $1,000 per month. Through December 31, 1996, $2,000 of these payments have been made, and approximately $61,000 of the net proceeds of this Offering will be used to pay the remainder of these payments. See "Use of Proceeds."

  In connection with the Bridge Financing, if the Bridge Notes are not repaid by specified dates, then Steven Porter, Francine Porter, Suzanne Porter, Marvin Rosenblum, Thomas Wiley, Hillary Management, S.A., and

Dermal Technologies, Inc. have agreed to vote their shares of Common Stock in favor of the directors designated by a representative of the Bridge Investors, and the Company has agreed in certain circumstances to cause additional shares to become subject to the voting agreement so that the representative of the Bridge Investors can elect a majority of the directors of the Company. See "Capitalization--Recent Financing Transactions."

  No officer or director of the Company is an officer, director or shareholder of either Dermal Technologies, Inc. or Hillary Management, S.A. Further, although certain officers and directors of the Company are shareholders of GDP Technologies, Inc., the Company has not entered into any contractual or other relationship with that company, and does not expect to do so in the future.

  The Company believes that, except for the issuance by the Company of the shares deemed to be founders stock for financial reporting purposes as described above, all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Common Stock as of March 31, 1997, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer and (iv) all executive officers and directors as a group.

                                                    SHARES          SHARES
                                    SHARES       BENEFICIALLY    BENEFICIALLY
                                 BENEFICIALLY     OWNED AFTER     OWNED AFTER
                                OWNED PRIOR TO    THE MINIMUM     THE MAXIMUM
                                  OFFERING(1)     OFFERING(1)     OFFERING(1)
  DIRECTORS, NAMED EXECUTIVE    --------------- --------------- ---------------
 OFFICERS AND 5% STOCKHOLDERS   NUMBER  PERCENT NUMBER  PERCENT NUMBER  PERCENT
 ----------------------------   ------- ------- ------- ------- ------- -------
Steven S. Porter(2)............ 490,362  32.3%  490,362  24.3%  490,362  18.6%
Francine E. Porter(3).......... 477,862  31.8   477,862  23.8   477,862  18.2
Marvin J. Rosenblum(4)......... 172,270  11.3   172,270   8.6   172,270   6.5
Hillary Management, S.A.(5).... 136,440   9.2   136,440   6.9   136,440   5.2
David Ross(6).................. 107,909   7.3   107,909   5.5   107,909   4.2
Finesse Development Corp.(6)... 105,545   7.1   105,545   5.3   105,545   4.1
Suzanne J. Porter.............. 113,636   7.7   113,636   5.7   113,636   4.4
Dermal Technologies, Inc.......  90,909   6.1    90,909   4.6    90,909   3.5
Thomas G. Wiley(7).............  67,725   4.4    67,725   3.3    67,725   2.6
Richard G. Hartigan............     --    --        --    --        --    --
All executive officers and
 directors
 as a group (7 persons)(8)..... 846,947  51.5   846,947  39.5   846,947  30.6

--------
(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Includes 452,181 shares held jointly with Francine Porter and 38,181 shares subject to options exercisable before May 30, 1997.
(3) Includes 452,181 shares held jointly with Steven Porter and 25,681 shares subject to options exercisable before May 30, 1997.
(4) Includes 68,181 shares owned by Steven and Francine Porter that are subject to an option exercisable by Mr. Rosenblum before May 30, 1997, and 35,908 shares subject to an option exercisable before May 30, 1997.
(5) Includes 21,629 shares in which certain members of a former director's family have a beneficial interest.
(6) Includes 105,545 shares subject to an option to purchase such shares, subject to a number of terms and conditions, held by Finesse Development Corp. ("Finesse") pursuant to an agreement between David Ross and Finesse entered into in May 1997.
(7) Includes 44,998 shares subject to options exercisable before May 30, 1997.
(8) Includes 167,495 shares subject to options exercisable before May 30, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this Offering, the authorized capital stock of the Company will consist of 15,000,000 shares of $.001 par value Common Stock and 10,000,000 shares of $.001 par value Preferred Stock. As of May 15, 1997, there were outstanding 1,478,299 shares of Common Stock held of record by approximately 63 stockholders, options and warrants (excluding Bridge Warrants) to purchase 345,036 shares of Common Stock, additional options to purchase 150,000 shares of Common Stock that will be outstanding upon the effectiveness of this Offering and Bridge Warrants to acquire an estimated 158,333 Bridge Shares.

COMMON STOCK

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plans to issue any shares of Preferred Stock.

OTHER SECURITIES

 Placement Agent's Warrants

  In connection with this Offering, the Company has authorized the issuance to the Placement Agent of up to 112,500 Placement Agent's Warrants and has reserved 112,500 shares of Common Stock for issuance upon exercise of the Placement Agent's Warrants. Each Placement Agent's Warrant will entitle the holder to purchase one share of Common Stock at a price of $9.90 per share, which is 165% of the initial public offering price of the Shares in this Offering. The Placement Agent's Warrants will, subject to certain conditions, be exercisable any time from the first until the fifth anniversary of the date of this Prospectus. The Placement Agent will be issued one Placement Agent's Warrant for every 10 shares of Common Stock sold in this Offering. See "Plan of Distribution."

  The Placement Agent's Warrants also contain provisions to protect the holder against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits and recapitalizations. The Company is not required to issue fractional shares upon the exercise of a Placement Agent's Warrant, and the holder thereof will not possess any rights as a stockholder of the Company until such holder exercises the Placement Agent's Warrants.

  The foregoing discussion of certain terms and provisions of the Placement Agent's Warrants is qualified in its entirety by reference to the detailed provisions of the Placement Agent's Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  For the life of the Placement Agent's Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants, with the resulting dilution in the interest of the Company's stockholders by reason of exercise of the warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected. The warrant holders may be expected to exercise the Placement Agent's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on more favorable terms than those provided for by the Placement Agent's Warrants.

REGISTRATION RIGHTS

  Pursuant to a subscription agreement and certain purchase options, the Company has granted Marvin J. Rosenblum, subject to certain exceptions, the right to request inclusion of 68,181 shares of Common Stock and 90,909 shares purchasable upon exercise of stock options previously granted by the Company or Steven and Francine Porter, if the Company elects to register any of its Common Stock under the Securities Act either for its own account or for the account of any other stockholder. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with such registrations. The registration rights relating to the 90,909 shares subject to the options described above may be transferred to a permitted assignee or transferee of the options.

  The Company granted to the investors in the 1995 Note Financing Transaction the right to include the shares issuable to them upon exercise of the options granted in the 1995 Note Financing Transaction, totalling approximately 95,763 shares of Common Stock, in any underwritten public offering which occurred during the exercise period of their options (subject to the underwriter's right to exclude such shares from a registration). The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of the investors' shares on one such registration.

  In connection with the Bridge Financing, the Company agreed to file a registration statement no later than nine months after the effectiveness of this Offering to register the resale of the Bridge Shares. The Company has agreed to keep such a registration statement effective until such shares have been sold or until such shares can be sold without restriction pursuant to Rule 144. If such registration statement does not remain effective, then the Bridge Investors have certain additional demand registration rights. In addition, the Bridge Investors have piggyback registration rights to require the Company to include the Bridge Shares in registration statements filed by the Company registering Common Stock under the Securities Act, either for its own account or for the account of any other stockholder.

  The holders of approximately 121,120 shares of Common Stock purchased in a private placement transaction concluded in June 1996 have piggyback registration rights entitling them to have their shares included in future registrations by the Company, subject to certain restrictions. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of the shares.

  The holders of the Placement Agent's Warrants have the right to require the Company to file a registration statement, commencing one year after the effectiveness of this Offering, to register the sale of the shares of Common Stock issuable upon exercise of the Representative's Warrants. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the registration of the shares underlying Representative's Warrants.

  The Company has granted to David Ross piggyback registration rights entitling him to have the shares of Common Stock held by him, totalling approximately 105,545 shares, included in future registrations by the Company, subject to certain restrictions. Such registration rights expire with respect to any such shares that may be distributed to the public pursuant to Rule 144 within the succeeding six months without regard to the volume restrictions of Rule 144.

  These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financings. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse affect on the market price of the securities offered hereby.

TRANSFER AGENT AND REGISTRAR AND ESCROW AGENT

  The Transfer Agent and Registrar for the Company's Common Stock, and the Escrow Agent in connection with this Offering is Continental Stock Transfer & Trust Company.

LISTING

  The Company expects that the Common Stock will be quoted on the OTC Electronic Bulletin Board under the symbol "OSMO."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Before this Offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

  Assuming no exercise of options or warrants after May 15, 1997, the Company will have issued and outstanding following completion of the Minimum Offering and the Maximum Offering 1,978,299 and 2,603,299 shares of Common Stock, respectively. The shares of Common Stock sold in this Offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 1,478,299 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144, 144(k) or 701 under the Securities Act. Holders of approximately 1,218,133 shares have executed lock-up agreements providing that they will not directly or indirectly sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company (subject to certain exceptions) until one year from the closing of this Offering without the prior written consent of the Placement Agent. Additionally, a stockholder holding 105,545 shares of Common Stock has agreed to these restrictions for a period of one year from the effective date of the Registration Statement relating to this Offering, except that 37,500 of his shares will not be so restricted. Another stockholder beneficially owning 136,440 shares of Common Stock has agreed to these restrictions for a period of one year from the Closing of this Offering, except that up to 30,000 of such shares will not be so restricted. Further, another stockholder holding 11,363 shares of Common Stock has agreed to these restrictions for a period of 120 days following the Closing of this Offering. The Placement Agent has represented that it will not release any Bridge Shares before expiration of the lock-up period.

  As a result of the foregoing lock-up agreements and securities law restrictions, assuming no exercise of options or warrants after May 15, 1997, 37,500 shares of Common Stock, and up to an additional 30,000 shares of Common Stock, other than the Shares offered hereby will be eligible for resale without restriction immediately after the Closing of this Offering pursuant to Rule 144 or Rule 144(k), 6,818 shares of Common Stock will be eligible for resale commencing 90 days after the date of this Prospectus pursuant to Rule 144, 11,363 shares of Common Stock will be eligible for resale commencing 120 days after the date of this Prospectus pursuant to Rule 144, and approximately 1,392,618 additional shares of Common Stock will be eligible for resale, pursuant to either Rule 701, Rule 144, or Rule 144(k) beginning one year from the date of this Prospectus with respect to 68,045 of such shares and one year from the Closing of this Offering with respect to the remaining shares.

  In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which, assuming no exercise of options or warrants after May 15, 1997, will equal approximately 2,603,299 total outstanding shares immediately after this Offering if the Maximum Shares are sold) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with the holding period requirements of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Each holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

  Shortly after this Offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to certain outstanding options or reserved for issuance under the Incentive Plan or Directors Plan. Based upon the number of outstanding options and reserved shares as of March 31, 1997, such registration statement would cover approximately 622,000 shares. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately following the expiration of lock-up provisions. See "Risk Factors--Shares Eligible for Future Sale."

  Additional shares of Common Stock issuable upon the exercise of certain outstanding options and warrants will become eligible for public sale as a result of registration rights agreements with the Company or the Company otherwise agreeing to register such shares. See "Description of Capital Stock--Registration Rights."

                             PLAN OF DISTRIBUTION

  The Minimum Offering is being offered on a "best efforts, all or none" basis. The proceeds from the sale of the Common Stock will be held in an escrow account for the benefit of the subscribers by the Escrow Agent until the Minimum Shares have been sold or earlier termination of this Offering. In the event that subscriptions for the Minimum Shares have not been received by the Termination Date, this Offering will terminate and all funds will be returned promptly by the Escrow Agent without any deductions therefrom or interest thereon. In any event, this Offering will expire on the earlier to occur of (i) 60 days after the date of this Prospectus, (ii) termination of this Offering by the Company at any time 30 days following the effective date of the registration statement of which this Prospectus forms a part or at any time upon 2 days notice to National after the Closing of the Minimum Offering and (iii) the sale of the Maximum Shares, unless the Company and the Placement Agent agree to extend this Offering for an additional 30-day period.

  The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Placement Agent a non-accountable expense allowance equal to 1.8% of the gross proceeds derived from the sale of the Shares underwritten, of which $50,000 has been advanced.

  The Company has agreed to sell to the Placement Agent for $.0001 each the Placement Agent's Warrants to purchase from the Company up to 112,500 Shares at an exercise price of $9.90 per share. The Placement Agent's Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Placement Agent. The Placement Agent's Warrants provide for adjustment in the exercise price of the Placement Agent's Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. The Placement Agent's Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Placement Agent's Warrants.

  The offering prices set forth on the cover page of this Prospectus should not be considered indications of the actual values of the Common Stock. Such prices are subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock can be resold at its public offering price.

  The Company's officers and directors and other stockholders and option holders holding approximately 1,218,133 shares of Common Stock have agreed that for a period of 12 months following the closing of this Offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company (other than intra-family transfers or transfers to trust for estate planning purposes and other than non-public transfers where the transferee agrees to be bound by the lock-up agreement provisions), without the Placement Agent's consent. Additionally, a stockholder holding 105,545 shares of Common Stock has agreed to those restrictions for a period of 12 months following the effective date of the Registration Statement relating to this Offering, except that 37,500 of his shares will not be so restricted. Another stockholder beneficially owning 136,440 shares of Common Stock has agreed to these restrictions for a period of one year from the Closing of this Offering, except that up to 30,000 of such shares will not be so restricted. Further, another stockholder holding 11,363 shares of Common Stock has agreed to these restrictions for a period of 120 days following the Closing of this Offering. These restrictions do not apply to the issuance of shares of Common Stock upon the exercise of options and warrants outstanding prior to the sale of the Shares offered hereby. The Placement Agent has represented that it will not release any Bridge Shares before expiration of the lock-up period.

  The Company has agreed that if the Minimum Shares are sold in this Offering, for a period of two years from the Closing of the Minimum Offering, the Placement Agent will have the right to designate an observer who shall be entitled to attend all meetings of the Board. The Placement Agent has not yet identified to the Company the person who is to be designated as an observer. The Company has agreed to reimburse designees of the

Placement Agent for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Board.

  The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Available Information."

  Certain persons participating in this Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Stock. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

 Determination of Offering Price

  Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price was determined by negotiations between the Company and the Placement Agent. Among the factors considered in determining the initial public offering price were the history and the prospects of the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the previous experience of the Company's executive officers and the general condition of the securities markets at the time of this Offering.

                                 LEGAL MATTERS

  The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California, and certain legal matters relating only to patent matters will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado. Certain legal matters in connection with this Offering will be passed upon for the Placement Agent by Camhy Karlinsky & Stein LLP, New York, New York.

                                    EXPERTS

  The balance sheets as of December 31, 1995 and 1996, and the statements of operations, stockholders' (deficit) equity, and cash flows for the years then ended, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement of which this Prospectus forms a part, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Denver, Colorado, a Registration Statement under the Securities Act with respect to the shares of Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

                              OSMOTICS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Arthur Andersen LLP, Independent Public Accountants.............. F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' (Deficit) Equity............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Osmotics Corporation:

  We have audited the accompanying balance sheets of OSMOTICS CORPORATION (a Colorado corporation) as of December 31, 1995 and 1996, and the related statements of operations, stockholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Osmotics Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Arthur Andersen LLP

Denver, Colorado,
January 31, 1997

                              OSMOTICS CORPORATION

                                 BALANCE SHEETS

                                               DECEMBER 31,
                                           ----------------------   MARCH 31,
                                             1995        1996         1997
                                           ---------  -----------  -----------
                                                                   (UNAUDITED)
                  ASSETS
CURRENT ASSETS:
  Cash.................................... $  37,352  $    90,930  $    83,080
  Trade accounts receivable, net of allow-
   ance for doubtful accounts of $0,
   $15,000 and $15,000, respectively......    50,343      478,306      531,305
  Inventory, net of reserve for
   obsolesence of $0, $15,000 and $15,000,
   respectively...........................   183,694      234,113      216,875
  Prepaid expenses........................     8,293       65,247       25,088
                                           ---------  -----------  -----------
    Total current assets..................   279,682      868,596      856,348
                                           ---------  -----------  -----------
PROPERTY AND EQUIPMENT, at cost:
  Furniture, fixtures and equipment.......    12,217      105,490      106,364
  Less: Accumulated depreciation..........    (6,593)     (22,580)     (29,279)
                                           ---------  -----------  -----------
  Property and equipment, net.............     5,624       82,910       77,085
                                           ---------  -----------  -----------
OTHER ASSETS, net of accumulated
 amortization of $150, $6,112 and $150,
 respectively.............................     5,467       15,940       16,898
                                           ---------  -----------  -----------
DEFERRED INITIAL PUBLIC OFFERING COSTS....       --       404,347      553,037
                                           ---------  -----------  -----------
  Total assets............................ $ 290,773  $ 1,371,793  $ 1,503,368
                                           =========  ===========  ===========
             LIABILITIES AND
      STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable........................ $ 213,573  $   281,370  $   532,309
  Accrued initial public offering costs...       --       365,811      474,475
  Accrued compensation and other accrued
   liabilities............................   150,437      275,648      340,510
  Deferred revenue and product warranties.       --       141,130      106,921
  Bridge financing, net of unamortized
   discount of $0, $90,000 and $94,166,
   respectively...........................       --       660,000      855,834
  Current portion of notes payable........   193,948      128,500      128,500
  Current portion of capital leases pay-
   able...................................       --        16,470        8,255
                                           ---------  -----------  -----------
  Total current liabilities...............   557,958    1,868,929    2,446,804
                                           ---------  -----------  -----------
LONG-TERM LIABILITIES:
  Notes payable, net of current portion...     5,653          --           --
  Capital leases payable..................       --        38,601       38,601
                                           ---------  -----------  -----------
  Total long-term liabilities.............     5,653       38,601       38,601
                                           ---------  -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' (DEFICIT) EQUITY:
  Common stock, no par value, 6,000,000
   shares authorized, 1,153,770, 1,478,299
   and 1,478,299 shares issued and
   outstanding at December 31, 1995 and
   1996, and March 31, 1997, respectively.   609,414    1,815,839    1,815,839
  Warrants................................     7,935      381,078      481,078
  Accumulated deficit.....................  (890,187)  (2,732,654)  (3,278,954)
                                           ---------  -----------  -----------
  Total stockholders' (deficit) equity....  (272,838)    (535,737)    (982,037)
                                           ---------  -----------  -----------
  Total liabilities and stockholders'
   (deficit) equity....................... $ 290,773  $ 1,371,793  $ 1,503,368
                                           =========  ===========  ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                              OSMOTICS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                             FOR THE THREE
                                   FOR THE YEAR ENDED     MONTHS ENDED MARCH
                                      DECEMBER 31,                31,
                                  ----------------------  --------------------
                                    1995        1996        1996       1997
                                  ---------  -----------  ---------  ---------
                                                              (UNAUDITED)
REVENUES......................... $ 328,465  $ 1,254,800  $ 171,047  $ 859,355
COST OF PRODUCTS SOLD............   160,000      435,201     82,722    369,698
                                  ---------  -----------  ---------  ---------
GROSS PROFIT.....................   168,465      819,599     88,325    489,657
OPERATING EXPENSES:
  General and administrative.....   292,742      541,600     79,843     99,283
  Selling and marketing..........   600,087    1,587,765    160,887    782,640
  Production management..........    66,059       90,889     26,676     25,954
                                  ---------  -----------  ---------  ---------
LOSS FROM OPERATIONS.............  (790,423)  (1,400,655)  (179,081)  (418,220)
OTHER INCOME (EXPENSE):
  Interest expense...............   (20,285)    (443,480)   (10,756)  (127,332)
  Other income (expense), net....       --         1,668        --        (748)
                                  ---------  -----------  ---------  ---------
NET LOSS......................... $(810,708) $(1,842,467) $(189,837) $(546,300)
                                  =========  ===========  =========  =========
PER SHARE DATA (Note 2):
  Pro forma net loss per common
   and common equivalent share... $   (0.68) $     (1.27) $   (0.15) $   (0.36)
                                  =========  ===========  =========  =========
  Shares used in computing pro
   forma net loss per common and
   common equivalent share....... 1,186,733    1,446,012  1,299,098  1,515,303
                                  =========  ===========  =========  =========


  The accompanying notes to financial statements are an integral part of these statements.

                             OSMOTICS CORPORATION

                 STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY


                              COMMON STOCK         WARRANTS
                          -------------------- ------------------  ACCUMULATED
                           SHARES     AMOUNT   SHARES     AMOUNT     DEFICIT
                          --------- ---------- -------   --------  -----------
BALANCES, December 31,
 1994...................    836,362 $   25,000  34,403   $  3,187  $   (79,479)
Common stock issued for
 cash at $.74 per share
 in January 1995........     68,181     50,000     --         --           --
Common stock issued for
 services in February,
 April and June 1995, at
 $1.10 per share........     11,363     12,501     --         --           --
Stock options exercised
 in April 1995 at $1.10
 per share..............     45,454     50,000     --         --           --
Common stock issued for
 cash at $1.10 per share
 in June and July 1995..     45,454     50,000     --         --           --
Warrants issued to
 lenders for purchase of
 common stock at $1.10
 per share..............        --         --   61,360      4,748          --
Private placement of
 common stock for cash
 at $3.19 per share, net
 of offering costs of
 $46,879................    146,956    421,913     --         --           --
Net loss................        --         --      --         --      (810,708)
                          --------- ---------- -------   --------  -----------
BALANCES, December 31,
 1995...................  1,153,770    609,414  95,763      7,935     (890,187)
Private placement of
 common stock for cash
 at $3.19 per share, net
 of offering costs of
 $26,631................     92,569    268,665     --         --           --
Common stock issued for
 services--
 In April 1996, at $3.19
  per share.............     15,673     50,000     --         --           --
 In June 1996, at $4.40
  per share.............      2,045      9,000     --         --           --
 In July 1996, at $4.40
  per share.............        409      1,800     --         --           --
Private placement of
 common stock for cash
 at $4.40 per share, net
 of offering costs of
 $48,800................    121,106    484,200     --         --           --
Warrants issued in
 connection with Bridge
 Financing..............        --         --  125,000 *  375,000          --
Exercise of warrants
 issued to lenders at
 $1.10 per share in July
 1996...................     22,727     26,857 (22,727)    (1,857)         --
Private placement of
 common stock for cash
 at $5.94 per share, net
 of offering costs of
 $49,897................     70,000    365,903     --         --           --
Net loss................        --         --      --         --    (1,842,467)
                          --------- ---------- -------   --------  -----------
BALANCES, December 31,
 1996...................  1,478,299  1,815,839 198,036    381,078   (2,732,654)
Warrants issued in
 connection with Bridge
 Financing..............        --         --   33,333    100,000          --
Net loss................        --         --      --         --      (546,300)
                          --------- ---------- -------   --------  -----------
BALANCES, March 31, 1997
 (unaudited)............  1,478,299 $1,815,839 231,369   $481,078  $(3,278,954)
                          ========= ========== =======   ========  ===========

--------
* The estimated number of shares of common stock issuable upon exercise of these warrants will be determined by the Company's initial public offering price per share of common stock, which is assumed to be $6.00 per share (see Notes 1 and 11).

 The accompanying notes to financial statements are an integral part of these statements.

                              OSMOTICS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                             FOR THE THREE
                                   FOR THE YEAR ENDED     MONTHS ENDED MARCH
                                      DECEMBER 31,                31,
                                  ----------------------  --------------------
                                    1995        1996        1996       1997
                                  ---------  -----------  ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net loss......................  $(810,708) $(1,842,467) $(189,837) $(546,300)
  Adjustments--
    Depreciation and amortiza-
     tion.......................     16,360       79,332      9,254      6,699
    Amortization of debt dis-
     count (Note 4).............        --       285,000        --      95,834
    Common stock issued for
     services...................     12,501       10,800        --         --
    Provision for bad debt......        --        15,000        --         --
    Inventory reserve...........        --        15,000        --         --
    Changes in--
      Accounts receivable.......    (50,343)    (442,963)   (66,847)   (52,999)
      Inventory.................   (183,694)     (65,419)    45,700     17,238
      Prepaid expenses and other
       assets...................     (8,070)     (56,956)      (321)    40,159
      Accounts payable and ac-
       crued liabilities........    288,873      232,389     (9,822)   315,801
      Deferred revenue and prod-
       uct warranties...........        --       141,130        --     (34,209)
                                  ---------  -----------  ---------  ---------
        Net cash flows from op-
         erating activities.....   (735,081)  (1,629,154)  (211,873)  (157,777)
                                  ---------  -----------  ---------  ---------
CASH FLOWS FROM INVESTING
ACTIVITIES:
  Purchases of property and
   equipment....................    (12,217)     (12,535)    (3,434)      (874)
  Other assets..................       (750)      (8,373)       --        (958)
                                  ---------  -----------  ---------  ---------
      Net cash flows from in-
       vesting activities.......    (12,967)     (20,908)    (3,434)    (1,832)
                                  ---------  -----------  ---------  ---------
CASH FLOWS FROM FINANCING
ACTIVITIES:
  Proceeds from issuance of com-
   mon stock....................    618,792    1,269,096    226,296        --
  Proceeds from issuance of
   notes payable and warrants...    135,000       21,000        --         --
  Proceeds from Bridge Financ-
   ing..........................        --       750,000        --     200,000
  Payments on notes payable.....        --       (96,448)       --         --
  Stock issuance costs..........        --      (111,805)    (8,100)       --
  Deferred initial public offer-
   ing costs....................        --       (38,536)       --     (40,026)
  Debt issuance costs...........        --       (64,000)       --         --
  Payments on capital leases....        --       (25,667)       --      (8,215)
                                  ---------  -----------  ---------  ---------
        Net cash flows from fi-
         nancing activities.....    753,792    1,703,640    218,196    151,759
                                  ---------  -----------  ---------  ---------
NET INCREASE(DECREASE) IN CASH..      5,744       53,578      2,889     (7,850)
CASH, beginning of period.......     31,608       37,352     37,352     90,930
                                  ---------  -----------  ---------  ---------
CASH, end of period.............  $  37,352  $    90,930  $  40,241     83,080
                                  =========  ===========  =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION:
  Cash paid for interest........  $     --   $    22,467  $     --   $     --
                                  =========  ===========  =========  =========
SUPPLEMENTAL DISCLOSURES OF
 NONCASH INVESTING AND FINANCING
 ACTIVITIES:
  Property purchased under capi-
   tal leases...................  $     --   $    80,738  $     --   $     --
  Discount of notes payable
   equal to warrants issued to
   lenders......................      4,748      375,000        --     100,000
  Common stock issued for--
    Stock offering costs........     36,479       13,521     13,080        --
  Accrued liabilities for--
    Stock offering costs........     10,400          --         --         --
    Deferred initial public of-
     fering costs...............        --       365,811        --     108,664

  The accompanying notes to financial statements are an integral part of these statements.

                             OSMOTICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION AND BUSINESS RISKS

  Osmotics Corporation (the "Company") develops and markets cosmetics skin care products, including products using the Company's transdermal delivery method. Its products are currently produced, based on Company specifications, by independent contract manufacturers.

  The Company was initially incorporated in the state of Colorado on August 18, 1993 as Porter Skinsystems, Ltd., and was subsequently renamed Osmotics Corp. on November 1, 1993. On April 19, 1996, the Company was renamed Osmotics Corporation. The Company intends to reincorporate in the state of Delaware prior to the initial closing of its initial public offering (Note 11). The Company's corporate office is located in Denver, Colorado and its customers are primarily located in the United States, England and France.

  The Company began shipping its first product in April 1995 and has a limited operating history. It has incurred losses and negative cash flow from operations since its inception. The success of future operating results will depend on many factors, including market acceptance and demand for the Company's products, the intensity of future product and price competition experienced, effective expansion of its sales force and distribution channels, its ability to control costs and manage growth, and general economic conditions. There can be no assurance that the Company will ever generate significant revenues or achieve or sustain profitability. The Company's revenues to date have been principally derived from four customers (Note 9), the loss of which would have a material adverse effect on the Company's results of operations and financial condition. During the period of time required to achieve profitable operations, the Company will require additional financing which may not be available.

  The Company's capital requirements to date have been provided through private placements of common stock (Note 3), notes payable and the Bridge Financing (Note 4). At March 31, 1997, the Company's current liabilities exceeded its current assets by approximately $1.6 million. The Company needs additional funding to continue its operations through the remainder of 1997. Consequently, there is substantial doubt as to the ability of the Company to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. The Company plans to register and sell shares of its common stock in an initial public offering (the "Offering") (Note 11). If the Offering is delayed or suspended, other financing sources will be needed. The Company currently has no commitments for such alternative financing and has no assurance it would be available.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Inventory

  Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost includes the purchase price of components and amounts due to contract manufacturers based on items produced for the Company. Inventories consist principally of raw materials and purchased components. Finished products are generally shipped upon completion of production.

 Property and Equipment

  Property and equipment are stated at cost and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally two to five years. Depreciation expense for the years ended December 31, 1995 and 1996 was $6,593 and $20,063, respectively. Maintenance and repairs are expensed as incurred and improvements are capitalized.

                             OSMOTICS CORPORATION

 Earnings Per Share

  Earnings per share is computed using the weighted average number of common and common equivalent shares outstanding for each period. Common equivalent shares include stock options and warrants to purchase the Company's common stock. Pursuant to Securities and Exchange Commission Accounting Staff Bulletin No. 83, common and common equivalent shares issued during the twelve months immediately preceding the Company's initial public offering filing date have been included in the calculation of common and common equivalent shares, regardless of whether their inclusion is dilutive, using the treasury stock method and the anticipated public offering price as if they were outstanding for all periods. Common stock equivalents, excluding those issued within twelve months immediately preceding the Company's initial public offering filing date, are excluded for loss periods because their inclusion would be anti-dilutive (i.e., it would reduce the reported loss per share).

 Interim Results (Unaudited)

  The accompanying balance sheet as of March 31, 1997, the statements of operations and of cash flows for the three months ended March 31, 1996 and 1997, and the statement of stockholders' (deficit) equity for the three months ended March 31, 1997 are unaudited. In the opinion of management, the statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of the interim periods. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

 Revenue Recognition

  Revenues are recognized upon shipment of products to customers. The Company may accept product returns in its discretion, but retailers are not granted the right to return unsold products. Generally, returns accepted by the Company represent products returned to retailers by consumers and the Company provides an allowance for such estimated returns which is included in deferred revenue and product warranties. Certain customers have full rights to return unsold products. These shipments are treated as consignments and related revenue is deferred until the products are sold by the consignees to consumers. As of December 31, 1996, deferred revenue and product warranties is comprised of $80,000 related to sales treated as consignments and $61,130 of allowance for estimated product warranty and returns.

 Credit Risk/Foreign Currency Risk/Off-Balance-Sheet Risk

  The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company's principal customers (Note 9) accounted for 87% and 68% of the Company's accounts receivable as of December 31, 1995 and 1996, respectively.

  Transactions denominated in currencies other than U. S. dollars are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translation) or realized (upon settlement of the transactions). Certain sales during 1996 were denominated in foreign currencies; however, no significant foreign exchange gains or losses were incurred.

  The Company has no significant financial instruments with off-balance-sheet risk of accounting loss such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

                             OSMOTICS CORPORATION

 Fair Value of Financial Instruments

  The Company's financial instruments consist of cash, short-term trade receivables and payables and notes and capital leases payable. The carrying values of cash and short-term trade receivables and payables approximate fair value. The fair value of notes and capital leases payable is estimated based on current rates available for similarly secured debt with similar maturities, and at December 31, 1996, approximates the carrying value.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred income tax assets and liabilities are recorded for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities and carryforwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. Deferred tax assets are recognized for the expected future tax effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits which, more likely than not based on current circumstances, are not expected to be realized (see Note
8).

 Effects of Recently Issued Accounting Pronouncements

  In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128), which supersedes Accounting Principles Board Opinion No. 15, "Earnings Per Share" ("APB No. 15"). SFAS No. 128 simplifies the requirements for reporting earnings per share ("EPS") by requiring companies only to report "basic" and "diluted" EPS. SFAS No. 128 is effective for both interim and annual periods ending after December 15, 1997 but requires retroactive restatement upon adoption. The Company will adopt SFAS No. 128 in the fourth quarter of 1997. The Company does not believe such adoption will have a material effect on either its previously reported earnings per share.

  In March 1997, the FASB issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" (SFAS No. 129), which continues the existing requirements of APB No. 15 but expands the number of companies subject to portions of its requirements. Specifically, SFAS No. 129 requires that entities previously exempt from the requirements of APB No. 15 disclose the pertinent rights and privileges of all securities other than ordinary common stock. SFAS No. 129 is effective for periods ending after December 15, 1997. The Company was not exempt from APB No. 15; accordingly, the adoption of SFAS No. 129 will not have any effect on the Company.

 Stock Options

  At various dates since inception, the Company's Board of Directors has granted "nonqualified" stock options, as defined by the Internal Revenue Code and related regulations, to purchase shares of the Company's common stock to officers, employees, directors and consultants.

                             OSMOTICS CORPORATION

  In February 1997, the Board of Directors adopted the 1997 Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan, which is expected to be approved by the stockholders, is administered by a committee of the Board of Directors (the "Committee") and becomes effective only upon the effective date of a registration statement for an initial public offering.

  The Incentive Plan provides that the Committee may award up to 300,000 shares of the Company's common stock in the form of nonqualified or incentive stock options or stock bonuses and the issuance of restricted stock by the Company to its employees, directors, consultants, independent contractors and advisers. Nonqualified stock options or restricted stock awards to purchase the Company's common stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of the fair market value for awards to more than 10% stockholders. Options granted under the Incentive Plan may have a term of up to 10 years. The Incentive Plan will terminate in February 2007, unless terminated earlier in accordance with its provisions.

  In February 1997, the Board of Directors adopted the 1997 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 50,000 shares of Common Stock for issuance thereunder. The Directors Plan is expected to be approved by the stockholders and becomes effective only upon the effective date of a registration statement for an initial public offering. Members of the Board of Directors who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board of Directors on or after the date that the Directors Plan becomes effective will automatically be granted an option to acquire 15,000 shares on the date such director first becomes a director. At each annual meeting of stockholders of the Company, each eligible director will automatically be granted an additional option to purchase 1,000 shares if such director has served continually as a member of the Board since the date of the last annual meeting of stockholders. All options issued under the Directors Plan will vest as to one-forty-eighth of the shares subject to the option per month after the date of grant, provided the optionee continues as a member of the Board of Directors or as a consultant of the Company. The exercise price of all options granted under the Directors Plan will be the fair market value of the common stock on the date of grant.

(3) STOCKHOLDERS' (DEFICIT) EQUITY

  The Board of Directors intends to approve the reincorporation of the Company in the state of Delaware, which is expected to be consummated before the initial closing of the Offering. The reincorporation will result in a change in the authorized capital stock of the Company to 15,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. The reincorporation will be effected through a merger with an effective exchange ratio of 2.2 shares of common stock of the Colorado corporation for one share of common stock of the Delaware corporation. All share and per share amounts included in the accompanying financial statements and notes for all periods presented have been retroactively adjusted to reflect the stock exchange.

  Effective August 30, 1994, the Company issued 90,909 shares of common stock to Dermal Technologies in consideration for certain services provided to the Company and the Company recorded $20,000 of expense relating to these services. Under the terms of a related agreement, Dermal Technologies is entitled to receive a 1% royalty on all sales of Antioxidant Skin Care Derms. The term of the royalty agreement terminates on the effective date of an initial public offering.

                             OSMOTICS CORPORATION

  Pursuant to a private placement memorandum dated August 1, 1995, the Company issued 146,956 and 92,569 shares of common stock in exchange for cash of $468,792 and $295,296 during 1995 and 1996, respectively.

  Pursuant to a March 30, 1996 private placement memorandum, the Company authorized the issuance of up to 227,272 shares of common stock at $4.40 per share. As of December 31, 1996, the Company had received cash proceeds of $533,000 in connection with the issuances of 121,106 shares of common stock.

  In November and December 1996, the Company sold a total of 70,000 shares of common stock in a private placement transaction, in reliance on Regulation S of the Securities Act, to investors at $5.94 per share. Proceeds to the Company, net of placement fees were $365,903.

  Effective February 1, 1996, the Company entered into a six month agreement with a consultant to provide consulting services to the Company in exchange for a monthly fee comprised of shares of common stock valued at $1,800 and $1,800 in cash each month over the term of the agreement. The Company recorded the shares of common stock based on their market value at the date of issuance to the consultant. As of December 31, 1996, the Company has issued 2,454 shares of the Company's common stock for $4.40 per share related to this transaction, and the Company recognized the related $21,600 of consulting fees in general and administrative expense in the accompanying 1996 statement of operations.

 Statement of Financial Accounting Standards No. 123 ("SFAS 123")

  SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1995 and 1996, using the Black-Scholes pricing model and the following weighted average assumptions:

                                                             1995       1996
                                                           ---------  ---------
      Risk-free interest rate.............................       6.6%       5.5%
      Expected dividend yield.............................         0%         0%
      Expected lives outstanding                           3.0 years  2.0 years
      Expected volatility.................................     19.46%     19.46%

  To estimate lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested and the Company has completed an initial public offering of its common stock. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's common stock is not yet publicly traded, the expected market volatility was based on an approximation of the volatility of the NASDAQ index for 1996. Actual volatility of the Company's common stock may vary. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

                             OSMOTICS CORPORATION

  The total fair value of options granted was computed to be approximately $45,053 and $79,356 for the years ended December 31, 1995 and 1996, respectively. These amounts are amortized ratably over the vesting periods of the options or recognized at date of grant if no vesting period is required. Pro forma stock-based compensation, net of the effect of forfeitures, was $36,284 and $78,346 for 1995 and 1996, respectively.

  If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:

                                                          1995                         1996
                                                        --------                    ----------
      Net loss:           As reported                   $810,708                    $1,842,467
                          Pro forma                     $846,992                    $1,920,813
      EPS:                As reported                     $(0.68)                       $(1.27)
                          Pro forma                       $(0.71)                       $(1.33)

  Weighted average shares used to calculate pro forma net loss per share were determined as described in Note 2, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

  Because the Statement 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  A summary of stock options as of December 31, 1995 and 1996 and changes during the years then ended is presented below:

                                                   1995              1996
                                             ----------------- -----------------
                                                      WEIGHTED          WEIGHTED
                                                      AVERAGE           AVERAGE
                                                      EXERCISE          EXERCISE
                                             SHARES    PRICE   SHARES    PRICE
                                             -------  -------- -------  --------
     Outstanding at beginning of year......  118,181   $ .55   169,894   $1.08
       Granted.............................  120,409   $1.72   103,060   $4.64
       Canceled............................  (23,242)  $1.10      (954)  $3.19
       Exercised...........................  (45,454)  $1.10        --      --
                                             -------           -------
     Outstanding at end of year............  169,894   $1.08   272,000   $2.42
                                             =======           =======
     Weighted average fair value of options
      granted..............................  $  .374           $   .77
                                             =======           =======

  The following table summarizes information about the options outstanding at December 31, 1996:

                                      OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                -------------------------------- --------------------
                                             WEIGHTED
                                              AVERAGE   WEIGHTED             WEIGHTED
                                  NUMBER     REMAINING  AVERAGE    NUMBER    AVERAGE
                                OUTSTANDING CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
     RANGE OF EXERCISE PRICES   AT 12/31/96    LIFE      PRICE   AT 12/31/96  PRICE
     ------------------------   ----------- ----------- -------- ----------- --------
     $.22....................      72,727    7.1 years   $ .22      72,727    $ .22
     $1.10...................      68,181    8.0 years   $1.10      68,182    $1.10
     $3.19-$5.94.............     131,092    9.8 years   $4.66      77,515    $2.55
                                  -------                          -------
     $.22-$5.94..............     272,000    8.3 years   $2.42     218,424    $1.91
                                  =======                          =======

                             OSMOTICS CORPORATION

  A summary of stock options as of December 31, 1995 and 1996 and changes during the years then ended is presented below:

                                                   1995              1996
                                             ----------------- -----------------
                                                      WEIGHTED          WEIGHTED
                                                      AVERAGE           AVERAGE
                                                      EXERCISE          EXERCISE
                                             SHARES    PRICE   SHARES    PRICE
                                             -------  -------- -------  --------
     Outstanding at beginning of year......  118,181   $ .55   169,894   $1.08
       Granted.............................  120,409   $1.72   103,060   $4.64
       Canceled............................  (23,242)  $1.10      (954)  $3.19
       Exercised...........................  (45,454)  $1.10        --      --
                                             -------           -------
     Outstanding at end of year............  169,894   $1.08   272,000   $2.42
                                             =======           =======
     Weighted average fair value of options
      granted..............................  $  .374           $   .77
                                             =======           =======

  The following table summarizes information about the options outstanding at December 31, 1996:

                                      OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                -------------------------------- --------------------
                                             WEIGHTED
                                              AVERAGE   WEIGHTED             WEIGHTED
                                  NUMBER     REMAINING  AVERAGE    NUMBER    AVERAGE
                                OUTSTANDING CONTRACTUAL EXERCISE EXERCISABLE EXERCISE
     RANGE OF EXERCISE PRICES   AT 12/31/96    LIFE      PRICE   AT 12/31/96  PRICE
     ------------------------   ----------- ----------- -------- ----------- --------
     $.22....................      72,727    7.1 years   $ .22      72,727    $ .22
     $1.10...................      68,181    8.0 years   $1.10      68,182    $1.10
     $3.19-$5.94.............     131,092    9.8 years   $4.66      77,515    $2.55
                                  -------                          -------
     $.22-$5.94..............     272,000    8.3 years   $2.42     218,424    $1.91
                                  =======                          =======

 Summary of Potentially Dilutive Securities Outstanding

  In addition to the options described above, the Company has issued certain warrants for the purchase of common stock described elsewhere herein. A summary of these potentially dilutive securities outstanding as of December 31, 1996 (and subsequently, as indicated) follows:

                                                           NUMBER    EXERCISE
                                                          OF SHARES   PRICE
                                                          --------- ----------
   Outstanding stock options per above...................  272,000  $.22-$5.40
   Warrants issued to lenders (Note 4)...................   73,036  $     1.10
   Bridge Warrants (Note 4)..............................  125,000  $     .022
   Additional issuances subsequent to December 31, 1996:
     Bridge Warrants issued in January 1997 (Note 4).....   33,333  $     .022
     Options to be granted in connection with employment
      agreements effective upon closing of the Offering
      (Note 11)..........................................  150,000  $    6.60 *

--------
 * The estimated number of shares of common stock issuable upon exercise of these warrants will be determined by the Company's initial public offering price per share of common stock, which is assumed to be $6.00 per share.

** 110% of assumed initial public offering price of $6.00 per share.

                             OSMOTICS CORPORATION

(4) BRIDGE FINANCING AND NOTES PAYABLE

  During 1996, the Company entered into certain agreements ("Bridge Financing") with individual investors (the "Bridge Investors") to obtain bridge loans ("Bridge Notes") in the principal amount of $750,000. The Company received $500,000 of proceeds from the Bridge Financings in July 1996 and had additional closings totaling $250,000 in October through December 1996 (Note
7) for an aggregate principal balance of $750,000 as of December 31, 1996. The Company issued additional Bridge Notes in the aggregate principal amount of $200,000 in January 1997, increasing the aggregate principal balance of the Bridge Notes to $950,000 as of January 31, 1997. Each Bridge Note bears interest at 12% per annum until six months following its issuance, and 15% per annum thereafter, until maturity. Principal and interest under each Bridge
Note is due in four equal quarterly installments beginning nine months following its issuance, unless an initial public offering becomes effective before that date, at which time principal will be due five days after receiving funds from the initial public offering. The agent for the Bridge Investors, on behalf of the Bridge Investors, has agreed, until the earlier of July 31, 1997 or one business day following the Closing of the Minimum Offering, not to declare any amounts owing under the Bridge Notes to be due and payable. The Bridge Notes are secured by a security interest, granted to a representative of the Bridge Investors, in substantially all of the assets of the Company, including its intellectual property. In connection with the Bridge Notes, the Company granted warrants (the "Bridge Warrants") to purchase shares of the Company's common stock. The Bridge Warrants entitle the holder to acquire for total consideration of $.022 per Bridge Warrant a number of shares of common stock equal to the principal amount of the holder's Bridge Notes ($750,000 and $950,000 as of December 31, 1996 and January 31, 1997,
respectively, in the aggregate) divided by the initial public offering price of one share of common stock. If an offering is not consummated before one year following the date a Bridge Warrant is issued, then such Bridge Warrant will entitle the holder to acquire a number of shares of common stock equal to the principal amount of the holder's Bridge Note divided by $4.40 per share. The warrants relating to the original Bridge Financing of $500,000 are exercisable immediately following such time as the number of shares for which they are exercisable may be determined with certainty. The warrants relating to the additional Bridge Financings in July 1996 through January 1997 of $450,000, are not exercisable until one year following the effective date of the Offering. In addition, under the terms of the Bridge Financing, the Company has paid a placement fee and legal costs of $72,500, which has been recorded as deferred debt issuance costs and is being amortized to interest expense over the life of the notes.

  The Company has accounted for the Bridge financing as a borrowing and a sale of equity securities (i.e., the warrants). The $750,000 and $950,000 as of December 31, 1996 and January 31, 1997, respectively, gross proceeds were allocated between the debt and the warrants based on their relative fair values at the date of issuance. Because of the nominal exercise price of the warrants, the fair value of the warrants was estimated to approximate the fair value of the underlying common stock (i.e., $750,000 in the aggregate). The fair value of the debt is its principal amount of $750,000. Consequently, the debt was recorded at an initial discounted amount of $375,000 and $475,000 as of December 31, 1996 and January 31, 1997, respectively, and the discount is being amortized to interest expense ($285,000 and $96,000 for the year ended December 31, 1996 and the three months ended March 31, 1997) over the term of the borrowing. As the Bridge Notes will be repaid out of a portion of the net proceeds of the Offering, the Company will expense any remaining unamortized discount in the quarter in which the Offering is consummated.

  If the Company does not repay each Bridge Note within six months following its issuance, then that Bridge Note allows for extended payment terms. If an event of default occurs with respect to the payment by the Company of any of these installments, then holders of approximately 884,074 shares of common stock have agreed to vote their shares in favor of the directors designated by a representative of the Bridge Investors, and the Company has agreed in certain circumstances to cause additional shares to become subject to the voting agreement so that the representative of the Bridge Investors can elect a majority of the directors of the Company.

                             OSMOTICS CORPORATION

  During 1994 and 1995, the Company borrowed $203,949 from individual investors (the "Notes"). In connection with the issuance of the Notes, the investors received warrants to purchase 95,763 shares of the Company's common stock exercisable at $1.10 per share. The warrants expire at the earlier of five years from the date of the Notes or the effective date of an initial public offering. The warrants were valued at their estimated fair value of $7,935 and this amount is reflected in stockholders' equity and as a discount of the notes payable. The discount is being amortized as interest expense ($3,505 and $4,348 for the years ended December 31, 1995 and 1996, respectively) over the term of the Notes. The Notes are due at various dates through January 1997, or upon a public offering of the Company's common stock. The Notes bear interest at 10% per annum and are collateralized by a pledge of certain equity securities owned by the Company's president. During 1996, two lenders exercised such warrants to purchase 22,727 shares of common stock and the Company repaid three of the Notes totaling $96,448.

  In November 1996, the Company entered into an unsecured promissory note with a shareholder of the Company to borrow up to $30,000 to fund additional infomercial costs (Note 6). As of December 31, 1996, the Company had drawn approximately $21,000 on this note. The note bears interest at 10% per annum and it matures at the earliest of (i) November 1, 1997, (ii) five business days following the closing of a qualified initial public offering, (iii) five business days following the closing of a funding whereby the Company receives gross proceeds of $2,000,000, or (iv) on the dissolution or winding up of the Company.

(5) CAPITAL LEASES

  During 1996, the Company financed certain office furniture and equipment through capital leases totaling $80,738.

  The following is a schedule of future minimum lease payments under capital leases, together with the present value of net minimum lease payments, as of December 31, 1996:

      1997............................................................ $ 21,374
      1998............................................................   21,031
      1999............................................................   14,032
      2000............................................................    8,382
      2001............................................................       --
      Thereafter......................................................       --
      Less: interest..................................................   (9,748)
                                                                       --------
      Present value of future minimum lease payments..................   55,071
      Less: current portion...........................................  (16,470)
                                                                       --------
      Capital lease obligations, long-term............................ $ 38,601
                                                                       ========

(6) LICENSE AND DISTRIBUTION AGREEMENTS

 Infomercial

  In March 1996, the Company and VideOne Marketing, Inc. ("VideOne") entered into an Infomercial Production and Product Management Agreement (the "VideOne Agreement") to produce a Wrinkle Patch infomercial. Additionally, the VideOne Agreement provides that VideOne has the exclusive right worldwide, subject to certain exceptions, (i) to manage the direct response marketing and airing of the infomercial and (ii) to distribute The Wrinkle Patch, including updates and revisions, in certain direct response media categories.

  In connection with an agreement with a shareholder of the Company, the shareholder will pay VideOne for the set-up and production costs totaling $98,898 in consideration for certain future royalties based solely on future sales of Company products by VideOne.

                             OSMOTICS CORPORATION

 Distribution Agreements

  In March 1996, the Company entered into a distribution agreement with an individual shareholder, whereby this individual has exclusive rights to market, sell and distribute all products manufactured by the Company in a defined territory. At the time of entering such agreement, this individual held 45,454 shares of the Company's common stock, which this individual continues to hold. The distribution agreement expires on December 31, 2001, with an option to extend for two additional five-year periods. The distribution agreement is subject to earlier termination if this individual fails to meet certain performance standards set forth in the agreement.

  In May 1996, the Company entered into a distribution agreement with a third party whereby the third party has the exclusive right to market, sell and distribute all skin care products manufactured by the Company under the brand name Spa-Sante to professional beauty establishments, including spas and beauty salons, located in North America, Central America, Europe, the Middle East and Africa. The third party distributor will market, sell and distribute the products on behalf of the Company and retain a percentage of the selling price of the products sold. Beginning in 1997, the third party has agreed to pay all costs of sales. This agreement terminates in July 2001, and is renewable at the third party distributor's election for two successive five-year periods. The agreement is subject to earlier termination if the third party distributor fails to satisfy certain performance goals.

  In January 1997, the Company entered into a distribution agreement with a third party whereby the third party has the exclusive right to market and sell in France cosmetic products manufactured by the Company. The agreement terminates in January 2000, and is renewable for additional periods of three years each. The agreement is subject to earlier termination if the third party fails to meet certain performance standards set forth in the agreement.

 Licensing

  The Company has agreed to supply on a non-exclusive basis to a third party skin patches for inclusion in products to be sold by the third party under its own label in all countries, other than countries located in the Pacific Rim. The third party has agreed not to market and sell such products in the upscale market (which is defined in the contract), and the Company has agreed not to sell skin patches under the Osmotics trademark except in the up-scale market. This agreement terminates in January 2002, and is renewable for successive five-year periods unless either party elects otherwise.

(7) COMMITMENTS AND CONTINGENCIES

  During 1995 and 1996, the Company sold common stock to several investors in private placement transactions. In certain states in which securities were sold, the Company may not have complied with all applicable requirements in order to satisfy the exemptions from the registration or qualification requirements in those states. Pursuant to the provisions of applicable state laws, the Company delivered to certain stockholders, none of whom is affiliated with the Company or any of its directors or officers, offers to repurchase the shares they acquired, and under the laws of such states the failure to accept such offers made in compliance with such state laws within certain time periods (generally, 30 days from receipt of such offer) terminates such purchasers' rescission rights under such state laws. All of those stockholders have declined in writing the Company's offer to repurchase their shares. As a result, the Company believes that the stockholders no longer have rescission rights under such state laws respecting their shares.

  From October through December 1996, in additional closings of the Bridge Financing, the Company issued Bridge Notes in the aggregate principal amount of $250,000 and additional Bridge Warrants to purchase an estimated approximately 41,667 shares of Common Stock. Such issuances may not have complied with all applicable requirements to satisfy exemptions from the registration or qualification requirements under securities

                             OSMOTICS CORPORATION
laws of the United States and certain states in which those securities were issued, possibly entitling the purchasers of those securities to certain remedies, including rescission rights, and possibly subjecting the Company and its officers and directors to potential sanctions. The Bridge Notes will, however, be repaid in full at the closing of this Offering, and to date no purchaser has made a claim for rescission or other remedies. As a result, the Company believes that even if such transactions were found to have violated federal or state securities laws, such violations would not have a material adverse effect on the Company's business, operating results or financial condition, although there can be no assurances that this would be the case.

  On March 5, 1997, VideOne Marketing, Inc. ("VideOne"), filed a complaint against the Company and its President and Chief Executive Officer, Steven S. Porter, in District Court, Arapahoe County, State of Colorado. The lawsuit alleges various breaches of the VideOne Agreement between VideOne and the Company. VideOne alleges that the VideOne Agreement provides that VideOne and the Company would share the costs of and produce an infomercial for The Wrinkle Patch. VideOne also claims it had the sole and exclusive worldwide right during the term of the agreement to manage direct response marketing, namely, television; print media; outbound telemarketing; package inserts; catalogs; radio; televised shopping; credit card syndication; direct mail; seminars; and Internet web sites. VideOne claims the Company did not cooperate with and systematically frustrated VideOne's efforts in producing the infomercial and in marketing The Wrinkle Patch products. VideOne's complaint asserts claims for breach of contract; breach of covenant of good faith and fair dealing; fraud; negligent misrepresentation; intentional interference with contractual relations; and interference with prospective business advantage. VideOne seeks monetary damages, attorneys' fees, pre- and post-judgment interest, costs and other expenses of litigation. VideOne alleges its compensatory damages are no less than $1,000,000. VideOne also seeks exemplary damages.

  The Company and Mr. Porter submitted their answer and counterclaim on March 31, 1997. The Company denies the substantive allegations contained in VideOne's complaint. As affirmative defenses, the Company alleges that it was fraudulently induced to enter into the VideOne Agreement; that VideOne's claims are barred by failure of consideration; that VideOne's claims are barred by its material breaches of the VideOne Agreement; that VideOne's claims are barred by its failure to give timely and adequate notice of alleged breaches; that VideOne's claims are barred because the VideOne Agreement fails in its essential purpose; that VideOne's claims are barred because the terms and provisions of the VideOne Agreement are too vague and indefinite to be enforced; that VideOne's claims are barred by waiver, estoppel and laches; that VideOne's claims sounding in tort are barred in whole or part by VideOne's own fault pursuant to state law; that VideOne's claims sounding in tort are barred in whole or part by the fault attributable to responsible nonparties pursuant to state law; and that VideOne's claims based upon the Company's alleged representations are barred by the merger clause of the VideOne Agreement.

  The Company also filed counterclaims against VideOne and Richard M. Bartenburg, Jr., a director and its Chief Executive Officer and President, and David Cohen, its Chairman of the Board of Directors and Executive Producer. The Company's counterclaims allege that the Company was fraudulently induced to enter into the VideOne Agreement; that VideOne breached the warranties contained in the VideOne Agreement; that VideOne breached the VideOne Agreement; that VideOne and the individuals violated the Colorado Deceptive Trade Practices Act; that VideOne and the individuals intentionally interfered with the Company's prospective business advantage; that VideOne and the individuals intentionally interfered with the Company's contractual relations; and that VideOne abused process. The Company seeks money damages, interest, costs, injunctive relief and declaratory relief.

  The lawsuit is in its preliminary stages. Discovery has not yet commenced. The Company intends to vigorously defend the claims made against it by VideOne and to vigorously prosecute its claims against VideOne.

  Although the Company believes that the matters raised in the letter will be resolved without material liability to the Company, there can be no assurance that this will be the case and, if VideOne were finally to

                             OSMOTICS CORPORATION
prevail in its claims against the Company, such outcome could have a material adverse effect on the Company's business, operating results and financial condition.

  In April 1996, the Company entered into a lease for office space under a noncancelable lease agreement which expires in 1999. The Company had previously leased offices on a month-to-month basis. The Company also leases certain office equipment under lease agreements which terminate in 1999. Future minimum commitments under noncancelable leases in effect as of December 31, 1996 are as follows:

      Year ended December 31,
        1997........................................................... $ 45,428
        1998...........................................................   45,428
        1999...........................................................   37,856
                                                                        --------
                                                                        $128,712
                                                                        ========

  Rent expense for the years ended December 31, 1995 and 1996, was approximately $22,000 and $44,000, respectively.

  The Company and its cosmetic products are subject to regulation by the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC"), as well as various other federal, state and local authorities. Such regulation relates primarily to the ingredients, packaging, labeling, advertising and marketing of the Company's products. Failure to comply with FDA requirements in such matters can result in severe civil and criminal penalties, including seizure of product, injunction against production, distribution, sales, and prosecution. Cosmetics, in contrast to new drugs, do not require premarket notification to, or approval by, the FDA, but must be properly labeled and manufactured. The Company believes its products meet the statutory definition of cosmetics and are not currently drugs. The FTC oversees the advertising of cosmetic products, and prohibits false or misleading advertising. Management believes it has taken appropriate steps to monitor and assure compliance with material aspects of the above regulations. However, an assertion by the FDA, FTC or similar authority of noncompliance by the Company could have a material adverse effect on the Company's results of operations and financial condition.

  The Company is subject to various claims and business disputes in the ordinary course of business. Management does not anticipate that the ultimate outcome of these issues will have a material impact on the Company's financial position or results of operations.

(8) INCOME TAXES

  From its inception, the Company has generated losses for both financial reporting and tax purposes. The federal net operating loss carryforward is approximately $2,200,000 as of December 31, 1996. The deferred tax asset related to this benefit of approximately $814,000 has been fully offset by a valuation allowance, due to the Company's history of operating losses.

  The Company's net operating loss carryforwards expire at various dates through the year 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including changes in ownership interests.

                             OSMOTICS CORPORATION

(9) SIGNIFICANT CUSTOMERS

  Below is a listing of major customers, each of which comprised more than 10% of revenue:

                                                 FOR THE YEAR     FOR THE YEAR
                                                    ENDED            ENDED
                                                 DECEMBER 31,     DECEMBER 31,
                                                     1995             1996
                                               ---------------- ----------------
                                                AMOUNT  PERCENT  AMOUNT  PERCENT
                                               -------- ------- -------- -------
      Customer 1.............................. $288,639    88%  $467,606    37%
      Customer 2.............................. $ 38,855    12%  $204,181    16%
      Customer 3.............................. $     --    --%  $229,374    18%
      Customer 4.............................. $     --    --%  $134,925    11%

  The Company's sales within the United States were $328,465 and $850,374 for the years ended December 31, 1995 and 1996, respectively. The Company's sales to retailers in London, England and Paris, France were $0 and $404,426 for the years ended December 31, 1995 and 1996, respectively.

(10) ACCRUED COMPENSATION AND OTHER ACCRUED LIABILITIES

  The components of accrued compensation and other accrued liabilities are as follows:

                                                     DECEMBER 31,
                                                   -----------------  MARCH 31,
                                                     1995     1996      1997
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
      Accrued consulting fees..................... $ 85,000 $121,000  $130,000
      Accrued commissions and royalties...........   38,295   11,376    11,777
      Accrued interest............................   17,146   66,409    95,409
      Accrued payroll related items...............    9,996   56,863    55,742
      Accrued advertising.........................      --       --     27,582
      Accrued audit fees..........................      --    20,000    20,000
                                                   -------- --------  --------
                                                   $150,437 $275,648  $340,510
                                                   ======== ========  ========

(11) SUBSEQUENT EVENTS

  In January 1997, the Board of Directors authorized management of the Company to resume the process initiated in July 1996, of preparing a Registration Statement with the Securities and Exchange Commission for the Company's initial public offering. Once effective, the Registration Statement may permit the Company to sell shares of its common stock to the public. As of December 31, 1996 and March 31, 1997, the balance sheets include approximately $404,000 and $553,037, respectively, of deferred costs directly related to the Offering. The Company will also sell to the placement agent, upon closing of the Offering, warrants to purchase shares of common stock at an exercise price equal to 165% of the initial public offering per share.

  Upon the initial closing of the Offering, the Company will enter into employment agreements with Steven and Francine Porter that are to become effective on the closing date of this Offering. The agreements provide for salaries to Steven and Francine Porter of $100,000 and $75,000, respectively. Each agreement has a three year term. The agreements also provide for grants of stock options of 100,000 and 50,000 shares to Steven and Francine Porter, respectively, at an exercise price equal to 110% of the initial public offering price. On the effective date of the Offering, 25% of the options become exercisable and the balance of the shares vest at 25% at the end of each year thereafter. The agreements provide that upon termination of employment by the Company without cause, the respective officer is entitled to severance compensation for the lesser of 18 months or the remaining term of the employment agreement of his or her salary, payable at the same time as the salary payments would otherwise have been paid.

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  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR PLACEMENT AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    8
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   18
Capitalization............................................................   19
Dilution..................................................................   22
Selected Financial Data...................................................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   29
Management................................................................   41
Certain Transactions......................................................   46
Principal Stockholders....................................................   49
Description of Capital Stock..............................................   50
Shares Eligible for Future Sale...........................................   52
Plan of Distribution......................................................   54
Legal Matters.............................................................   55
Experts...................................................................   55
Additional Information....................................................   55
Index to Financial Statements.............................................  F-1

                                ---------------

  UNTIL SEPTEMBER 3, 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
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MINIMUM OFFERING OF 500,000 AND MAXIMUM OFFERING OF 1,125,000 SHARES OF COMMON
                                     STOCK

                   [LOGO OF NATIONAL SECURITIES CORPORATION]

                               -----------------

                                  PROSPECTUS

                               -----------------


                              NATIONAL SECURITIES
                                  CORPORATION


                                 JUNE 5, 1997

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